As filed with the Securities and Exchange Commission on December 29, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tornado Gold International Corp.
(Name of Small Business Issuer in Its Charter)

Nevada	1041	94-3409645
(State or Jurisdiction	(Primary Standard Industrial	(IRS Employer
of Incorporation or organization)	Classification Code Number)	Identification No.)

8600 Technology Way, Suite 118
Reno, Nevada, 89521
(775) 852-3770
(Address and telephone number of principal executive offices and principal place of business)

Copies of all communications to:
Earl W. Abbott President and Chief Executive Officer Tornado Gold International Corp. 8600 Technology Way, Suite 118 Reno, Nevada, 89521 (775) 852-3770 FAX (775) 853-8921	Randolf W. Katz, Esq. Bryan Cave LLP 1900 Main Street, Suite 700 Irvine, California 92614 (949) 223-7103 FAX (949) 223-7100
(Name, address and telephone number of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, $.001 par value per share	11,960,000	(3)	$0.31	$3,707,600	$397

(1)   Pursuant to Rule 416 under the Securities Act, this registration statement covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the warrants referenced below.

(2)   Pursuant to Rule 457(c) estimated solely for purposes of calculating amount of registration fee, based upon the average of the high and low price of our common stock as quoted on the OTC Bulletin Board on December 26, 2006.

(3)   Includes 980,000 shares of common stock and 10,980,000 shares of common stock issuable upon exercise of certain warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

11,960,000 SHARES

TORNADO GOLD INTERNATIONAL CORP.

COMMON STOCK

This prospectus relates to the sale or other disposition of up to 11,960,000 shares of our common stock, $0.001 par value per share. These shares may be offered and sold or otherwise disposed of from time to time by the selling stockholders named herein or their pledges, donees, transferees, or other successors in interest. We are not selling any securities in this offering, and therefore, will not receive any proceeds from this offering. However, we will receive proceeds in the amount of $3,588,000 assuming the cash exercise of 10,980,000 warrants held by the selling stockholders.

The selling stockholders may dispose of their common stock through public or private transactions at prevailing market prices or at privately negotiated prices. The selling stockholders may include pledgees, donees, transferees, or other successors in interest. The selling stockholders will pay any sales commissions incurred in connection with the disposition of shares through this prospectus.

Our common stock is traded on the OTC Bulletin Board under the symbol “TOGI”. On December 26, 2006, the last sale price of our common stock as reported by the OTC Bulletin Board was $0.30 per share.

You should carefully consider “Risk Factors” beginning on page 6 for important information you should consider when determining whether to invest in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ______________, 2006

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	5
Forward-Looking Statements	9
Use of Proceeds	9
Dividend Policy	9
Capitalization	9
Market for Common Equity and Related Stockholder Matters	10
Management’s Discussion and Analysis or Plan of Operation	11
Business	15
Management	24
Executive Compensation	26
Security Ownership of Certain Beneficial Owners and Management	27
Selling Stockholders	27
Certain Relationships and Related Transactions	29
Description of Property	29
Description of Common Stock	30
Plan of Distribution	30
Litigation	31
Legal Matters	31
Experts	31
Where You Can Get Additional Information	31
Financial Statements	F-1

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. It does not contain all of the information that is important to you. You should read carefully this entire prospectus, including the “Risk Factors,” and the financial information and related notes before making an investment decision.

Company Background.

We were incorporated in Nevada as Nucotec, Inc. on October 8, 2001, in order to serve as a holding company for Salty’s Warehouse, Inc., which sold consumer electronics products and other name-brand products over the Internet. On March 19, 2004, pursuant to a Plan of Reorganization and Acquisition, we disposed of our operating asset, Salty’s Warehouse, Inc. On July 7, 2004, we changed our name from Nucotec, Inc. to Tornado Gold International Corp. to reflect our new business focus. In this prospectus, the words “we,” “our,” “ours,” and “us” refer only to Tornado Gold International Corp. and not to any of the selling stockholders.

Our principal executive offices are located at 8600 Technology Way, Suite 118, Reno, Nevada, 89521, and the telephone number is (775) 852-3770.

Business Overview.

Under our new management, we undertook a different business focus: the identification and acquisition of properties exhibiting the potential for gold mining operations by others.

Private Placements.

We sold an aggregate of approximately 6.15 million units of our securities to a limited number of accredited investors or non-U.S. persons in a private placement. The closing occurred on July 18, 2006, subject to receipt of funds from certain of the investors. Unless otherwise stated, each unit consisted of one share of common stock and one warrant to purchase one share of common stock (“Regular Warrant”). The purchase price was $0.30 per unit, for an aggregate amount of approximately $1.84 million. The Regular Warrants have an exercise period of three years and an exercise price of $0.60 per share. Included in the 6.15 million units are five million units consisting of five million special warrants (“Special Warrants”) and an equivalent number of Regular Warrants issued to one investor. Each Special Warrant converts into one share of common stock not later than 10 years from the closing without the tender of any additional consideration. The Special Warrants have no voting rights.

In December 2005, we sold 625,000 units of our securities in a private placement at a price of $0.80 per unit to one investor, who is also a note holder. Each unit consisted of one share of our common stock and a warrant to purchase one share of our common stock at $0.85 per share. The warrants expire in December 2010.

The Offering.

Shares Offered by the Selling Stockholders
We are registering 11,960,000 shares of common stock, consisting of 980,000 shares of common stock and 10,980,000 shares of common stock issuable upon exercise of the warrants, all for sale or other disposition by the selling stockholders identified under the heading “Selling Stockholders.” There can be no assurance that any or all of the unissued shares will be issued.

Common Stock Outstanding	There are 29,961,526 shares of common stock issued and outstanding as of December 26, 2006.

Use of Proceeds
We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. We may receive proceeds of $3,588,000 if all of the Regular Warrants held by the selling stockholders are exercised for cash. Management anticipates such proceeds will be used for working capital and other general corporate purposes. We cannot estimate how many, if any, Regular Warrants will be exercised.

Risk Factors
Purchase of our common stock involves a high degree of risk. You should read and carefully consider the information set forth under “Risk Factors” beginning on page 6 and the information contained elsewhere in this prospectus.

Summary Consolidated Financial Data

The following summary of financial information sets forth certain historical financial data derived from our audited financial statements for the periods presented. While the following financial information reflects the operating history, results of operations, and financial condition of our operations to date, these results may bear little, if any, relationship to the potential financial success of our business operations. The results of operations are not necessarily indicative of the results for any future period.

The following summary financial information should be read in conjunction with our financial statements and related notes beginning on page F-1 of this prospectus and the discussions under the headings “Business” and “Management’s Discussion and Analysis or Plan of Operation.”

	For the year ended December 31, 2005	For the year ended December 31, 2004
Statement of Operations Data:
Income (loss) from operations	$(580,934)	$(203,859)
Net income (loss)	$(616,859)	$(260,861)
Basic and diluted net income (loss) per share	$(0.02)	$(0.00)
Weighted-average basic and diluted common shares outstanding	35,582,682	573,790,330

	December 31,
	2005	2004
Balance Sheet Data:
Cash and other current assets	$70,728	$54,536
Mining claims	$524,333	$122,151
Total assets	$595,061	$176,687
Total stockholders’ deficit	$138,095	$(858,862)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the material risk factors listed below and all other information contained in this prospectus before investing in our common stock. You should also keep these risk factors in mind when you read the forward-looking statements. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occur, our business, our quarterly and annual operating results, and/or our financial condition could be materially and adversely affected. In that case, the market price of our common stock could decline or become substantially volatile and you could lose some or all of your investment.

Risks Related to Our Business and Our Industry

There is no assurance that we will operate profitably or will generate positive cash flow in the future.

We have never generated any revenues from operations. We do not presently have sufficient financial resources or any operating cash flow to undertake by ourselves all of our planned exploration and development programs. If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations. Furthermore, our ability to meet our business plan could be adversely affected.

We will depend almost exclusively on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not be available to meet our continuing exploration and development costs or, if the capital is available, it may not be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our then-current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, and as a result, we may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.

We have a limited operating history, and if we are not successful in continuing to grow our business, we may have to scale back or even cease our ongoing business operations.

Our company has a limited operating history and must be considered in the exploration stage. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to operate on a profitable basis. We are in the exploration stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

There are numerous exploration and development risks associated with our industry.

There is no assurance given by us that our exploration and development programs and properties will result in the discovery, development, or production of a commercially viable ore body.

The business of exploration for minerals and mining involves a high degree of risk.  Few properties that are explored are ultimately developed into producing mines.  There is no assurance that our mineral exploration and development activities will result in any discoveries of bodies of commercial ore.  The economics of developing gold and other mineral properties are affected by many factors, including capital and operating costs, variations of the grade of ore mined, fluctuating mineral markets, costs of processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection.  Substantial expenditures are required to establish reserves through drilling, to develop metallurgical processes to extract metal from ore, and to develop the mining and processing facilities and infrastructure at any site chosen for mining.  No assurance can be given that funds required for development can be obtained on a timely basis.  The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately foreseen or predicted, such as market fluctuations, the global marketing conditions for precious and base metals, the proximity and capacity of milling facilities, mineral markets, and processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting minerals, and environmental protection.

The price of gold can be volatile.

Gold prices historically have fluctuated widely and are affected by numerous factors outside of our control, including industrial and retail demand, central bank lending, sales and purchases of gold, forward sales of gold by producers and speculators, levels of gold production, short-term changes in supply and demand because of speculative hedging activities, confidence in the global monetary system, expectations of the future rate of inflation, the strength of the US dollar (the currency in which the price of gold is generally quoted), interest rates, and global or regional political or economic events.

The potential profitability of our operations is directly related to the market price of gold. A decline in the market price of gold would materially and adversely affect our financial position. A decline in the market price of gold may also require us to write-down any mineral reserves that we might book, which would have a material and adverse effect on our earnings and financial position. Further, if the market price of gold declines, we may experience liquidity difficulties if and when we attempt to sell any gold we discover. This may reduce our ability to invest in exploration and development, which would materially and adversely affect future production, earnings, and our financial position.

Competition in the gold mining industry is highly competitive and there is no assurance that we will be successful in acquiring leases.

The gold mining industry is intensely competitive. We compete with numerous individuals and companies, including many major gold exploration and mining companies, that have substantially greater technical, financial, and operational resources and staffs. Accordingly, there is a high degree of competition for desirable mining leases, suitable properties for mining operations, and necessary mining equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. There are other competitors that have operations in the Nevada area and the presence of these competitors could adversely affect our ability to acquire additional leases.

Government regulation and environmental regulatory requirements may impact our operations.

Failure to comply with applicable environmental laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities, causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations, and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

To the best of our knowledge, we are operating in compliance with all applicable environmental regulations.

Adversarial legal proceedings may adversely affect us.

We may become party to litigation or other adversary proceedings, with or without merit, in a number of jurisdictions. The cost of defending such claims may take away from management time and effort and if determined adversely to us, may have a material and adverse effect on our cash flows, results of operation, and financial condition. As at the date of this Registration Statement, we are not a party to any material litigation or other adversary proceeding.

Our directors and/or officers may have conflicts of interest.

There is no assurance given by us that our directors and officers will not have conflicts of interest from time to time.

Our directors and officers have entered into, and may continue to enter into, numerous mining leases and options with us, which may not have been, or may not be, at arms-length.

Furthermore, our directors and officers may serve as directors or officers of other public resource companies or have significant shareholdings in other public resource companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.  The interests of these companies may differ from time to time.  In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will abstain from voting for or against any resolution involving any such conflict.

We may be subject to uninsured risks.

There is no assurance given by us that we are adequately insured against all risks.

We may become subject to liability for cave-ins, pollution, or other hazards against which we cannot insure or against which we have elected not to insure because of high premium costs or other reasons.  The payment of such liabilities would reduce the funds available for exploration and mining activities.

Our Bylaws contain provisions indemnifying our officers and directors against all costs, charges, and expenses incurred by them.

Our Bylaws contain provisions with respect to the indemnification of our officers and directors against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, in a civil, criminal, or administrative action or proceeding, to which he is made a party by reason of his being or having been one of our directors or officers.

Our Bylaws do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of us.

We do not currently have a stockholder rights plan or any anti-takeover provisions in our Bylaws. Without any anti-takeover provisions, there is no deterrent for a take-over of us, which may result in a change in our management and directors.

Risks Related to Owning Our Stock

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of convertible debt and equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new projects and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

Trading of our stock may be restricted by the SEC’s “Penny Stock” regulations, which may limit a stockholder’s ability to buy and sell our stock.

The U.S. Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Trading in our common shares on the OTC Bulletin Board is limited and sporadic, making it difficult for our stockholders to sell their shares or liquidate their investments.

Our common shares are currently quoted on the OTC Bulletin Board. The trading price of our common shares has been subject to wide fluctuations. The market price of a publicly traded stock, especially a junior resource issuer like us, is affected by many variables in addition to those directly related to exploration successes or failures.  Such factors include the general condition of the market for junior resource stocks, the strength of the economy generally, the availability and attractiveness of alternative investments, and the breadth of the public market for the stock.  The effect of these and other factors on the market price of the common shares on the OTC Bulletin Board suggests that our shares will continue to be volatile.  The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common shares will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common shares, regardless of our operating performance. Therefore, investors could suffer significant losses if our shares are depressed or illiquid when an investor seeks liquidity and needs to sell our shares.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

Because of the early stage of development and the nature of our business, our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of mining. Our properties are in the exploration stage only and are without known gold reserves. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing gold, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

Investors’ interests in our company will be diluted and investors may suffer dilution in their net book value per share if we issue additional shares or raise funds through the sale of equity securities.

In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, investors’ interests in us will be diluted and investors may suffer dilution in their net book value per share, depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in our control.

Failure to pay mandatory state fees may impact our business prospects.

We must pay annual fees to the State of Nevada in connection with certain of our mining claims. Failure to pay those fees could result in the temporary or permanent loss of our rights to such mining claims. To the best of our knowledge, we are current on all fees owed to the State of Nevada.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements include indications regarding our intent, belief, or current expectations. Discussions in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business,” as well as in other parts of this prospectus, include forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate, and other statements in this prospectus that are not historical facts. Forward-looking statements are based on management’s beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to management. When used in this prospectus, the words “expect,” “project,” “may,” “will,” “should,” “anticipate,” “believe,” “estimate,” “intend,” “objective,” “plan,” “seek,” and similar words and expressions, or the negatives of these words or expressions, are generally intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance, and/or financial condition to differ materially from the expectations of future results, performance, or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in “Risk Factors” and in other sections of this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We qualify any forward-looking statements entirely by these cautionary factors.

BUSINESS OVERVIEW

We were incorporated in Nevada as Nucotec, Inc. on October 8, 2001, in order to serve as a holding company for Salty’s Warehouse, Inc. We disposed of that asset in March 2004 as described herein and changed our name to Tornado Gold International Corp. in July 2004. Our new management has undertaken to change our business focus. Prior to March 2004, we operated through Salty’s Warehouse; under our new management, we are an exploration stage company that has begun to acquire low-risk, high-grade properties for gold exploration in Nevada. Using the evaluation technique described herein, we hope to acquire properties that will offer new economically viable gold mining properties for resale to entities who will undertake to begin mining operations on those properties. We believe that our technical team, consisting of our new management, will help us operate successfully.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of any of the shares being registered on behalf of the selling stockholders, nor will such proceeds be available for our use or benefit.

We may receive proceeds of $3,588,000 if all of the Regular Warrants held by the selling stockholders are exercised for cash. Management anticipates such proceeds will be used for working capital and general corporate purposes. We cannot estimate how many, if any, Regular Warrants will be exercised.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations, and other relevant factors.

CAPITALIZATION

The following table sets forth our capitalization on September 30, 2006.

	Shares Authorized	Shares Outstanding	Amount
Common stock	100,000,000	29,961,526	$29,962
Additional paid-in capital	—	—	$1,912,307
Accumulated deficit	—	—	$(704,993)
Deficit accumulated during the exploratory stage	—	—	$(1,946,115)
Subscribed Warrants	—	—	$1,500,000
Stock subscription receivable	—	—	$(418)
Net stockholders’ equity (deficit)	—	—	$790,743

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board and in the Pink Sheets under the trading symbol “TOGI.” The Company completed a 50-for-1 forward stock split of its issued and outstanding shares of common stock on April 27, 2004; a 6.82-for-1 forward stock split on August 31, 2004; and a 1.20-for-1 forward stock split on May 31, 2005.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by Pink Sheets, LLC. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

	Closing Bid
	High	Low
Fiscal Year 2004:
Quarter Ended March 31, 2004	$0.03	$0.02
Quarter Ended June 30, 2004 (pre-split through April 27, 2004)	$0.35	$0.03
Quarter Ended June 30, 2004 (post-split from April 28, 2004)	$0.05	$0.05
Quarter Ended September 30, 2004	None	None
Quarter Ended December 31, 2004	None	None
Fiscal Year 2005:
Quarter Ended March 31, 2005	$1.01	$0.75
Quarter Ended June 30, 2005 (before 20% stock dividend through May 24, 2005)	$1.06	$0.80
Quarter Ended June 30, 2005 (after 20% stock dividend from May 25, 2005)	$0.53	$0.51
Quarter Ended September 30, 2005	$0.81	$0.53
Quarter Ended December 31, 2005	$0.84	$0.67
Fiscal Year 2006:
Quarter Ended March 31, 2006	$0.915	$0.50
Quarter Ended June 30, 2006	$1.04	$0.50
Quarter Ended September 30, 2006	$0.85	$0.45

As of December 26, 2006, there were approximately 29,961,526 holders of record of our common stock.

Options. We have a total of 210,000 exercisable options to purchase shares of our common stock currently outstanding, of which 60,000 were granted in 2003 and 150,000 were granted in 2005. We have 150,000 options outstanding to purchase shares of our common stock at $0.75 per share to a consultant pursuant to a consulting service agreement. Of these 150,000 options, 25,000 options were granted in September 2005 and 125,000 options were granted in December 2005; these 150,000 options expire September 28, 2010. We also have 60,000 options outstanding to purchase shares of our common stock at $0.15 per share; these options were granted to our former management and expire in March 2014.

Warrants. We have 625,000 warrants outstanding to purchase shares of our common stock at $0.85 per share. These warrants expire in December 2010.

Penny Stock Regulation.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information and in such form (including language, type, size, and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stocks, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written, suitable statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Dividends.

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations, and other relevant factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We begin Management’s Discussion and Analysis or Plan of Operation with a discussion of our business overview. This overview is followed by a discussion of selected financial information line items and a detailed analysis of our plan of operation and results of operations. This section should be read in conjunction with our Consolidated Financial Statements and the Notes thereto, which are included elsewhere in this report.

Business Overview.

We are a junior exploration company. Our business focus is on the identification and acquisition of properties that exhibit the potential for gold mining operations by others.

We were incorporated in Nevada on October 8, 2001, initially to serve as a holding company for Salty’s Warehouse, Inc., which sold consumer electronics products and other name-brand consumer products over the Internet. On March 19, 2004, pursuant to a Plan of Reorganization and Acquisition, we disposed of Salty’s Warehouse, Inc., and under our current management, undertook our current business focus. In connection with that change of business focus, on July 7, 2004, we changed our name to Tornado Gold International Corp. from Nucotec, Inc., which name change had been approved by our Board of Directors and the holders of a majority of our outstanding common stock on May 12, 2004.

Critical Accounting Policies

Our Management’s Discussion and Analysis or Plan of Operation section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities, which are not readily apparent from other sources, accruals for other costs, and the classification of net operating loss and tax credit carry-forwards between current and long-term assets. These accounting policies are more fully described in the notes to the financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

Mining Costs.

Costs incurred to purchase, lease or otherwise acquire property are capitalized when incurred. General exploration costs and costs to maintain rights and leases are expensed as incurred. Management periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management takes into consideration various information including, but not limited to, historical production records taken from previous mine operations, results of exploration activities conducted to date, estimated future prices and reports, and opinions of outside consultants. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

Liquidity and Capital Resources.

We had cash and cash equivalents totaling $504,736 as of September 30, 2006, and had prepaid our office lease and attorney fees totaling $1,413, making our total current assets $506,149. We also had mining claims of $1,565,597 and intangible assets of $1,868, making our total assets $2,073,614 as of September 30, 2006. As of that date, our available cash and cash equivalents were not sufficient to pay our day-to-day expenditures or to effectuate our business plan. In July, we sold approximately $1.84 million of our equity securities in a private placement. We are committed to continue to seek the necessary financing needed to continue operating through the sale of equity or debt financing, though there is no guarantee we will be able to do so.

As of September 30, 2006, we had a net working capital deficit of $776,722.

Net cash used in operating activities was $841,985 for the nine months ended September 30, 2006 compared to $160,392 for the nine months ended September 30, 2005. Net cash used in operating activities was $575,215 for the three months ended September 30, 2006, compared to $100,644 for the three months ended September 30, 2005.

Since we have no current source of operating revenue, our only source of cash is from the issuance of debt or equity instruments. During the nine months ended September 30, 2006, we borrowed $649,838, compared to the $381,000 we borrowed during the nine months ended September 30, 2005. We used $1,041,266 to make advance lease payments and acquisition costs on our mining claims during the nine months ended September 30, 2006 compared to $233,014 we incurred during the nine months ended September 30, 2005. As previously disclosed, in July 2006, we sold approximately $1.84 million of our equity securities in a private placement.

Due to numerous economic and competitive risks, any or all of which may have a material adverse impact upon our operations, there can be no assurance that we will be able to generate significant revenues or achieve a level of positive cash flow that would permit us to continue our current business plan. Our current plans encompass the identification and acquisition of properties exhibiting the potential for gold mining operations by others. However, as noted, we must continue to raise additional capital in order to ensure the availability of resources sufficient to fund all of our general and administrative expenses for the next twelve months.

No assurances can be given that we will be able to obtain sufficient operating capital through the sale of our common stock and borrowing or that the development and implementation of our business plan will generate sufficient revenues in the future to sustain ongoing operations. These factors raise substantial doubt with our auditor about our ability to continue as a going concern.

Plan of Operations.

We recently announced that we had closed a financing of US $1,844,000. A substantial portion of the funds will be devoted to the lease costs of our 15 properties. We will also maintain a material portion for administrative overhead and future acquisition opportunities. Thus, we expect to have less than $500,000 available for exploration on its current properties over the next 12 months, during which period we will continue to pursue additional financing opportunities to further its exploration and acquisition program.

We begin our exploration process by attempting to understand the regional geology of our prospects and by progressing through the district-wide geologic setting. Eventually, we graduate to the geologic setting of each individual proposed drill hole. Before drilling, we attempt to predict our probability of success, and we will drill only sites that we believe have the best chance of encountering a gold deposit. Typically, we will engage in integrated surface geological, geochemical, and geophysical analysis before we begin drilling. Some of the specific methods that we will engage in include magmatic affinity, pluton vectoring, kinetic structural analysis, and metal dispersion.

To date, we have acquired leases in several claim blocks in the North Central Nevada area. In total, the property package represents 15 properties comprised of approximately 44,840 acres. However, in addition to our initial exploration program, we will need to spend significant funds to complete further in-depth drilling and engineering studies before we can identify whether or not we have a commercially viable mineral deposit.

Future funding levels will also determine the extent and number of properties that we will explore. No certainty can be ascertained on our overall exploration program until significant funding levels have been achieved.

While most properties will be examined and sampled, we will also analyze the results of all previous work that is publicly available for the properties. We currently expect that in Spring 2007, we will perform a small amount of drilling on the Jack Creek property. A ranking system will enable us to decide which properties will undergo detailed work and drill at the earliest opportunity. The remaining properties will be made available for farm-out or for development at a later date, or dropped all-together from further work.

The following is a list of projects on which, as of the date of this Registration Statement, we have decided to focus during the next 12 months. The prioritization of, and the projects themselves, are expected to change depending on funding levels and preliminary sampling results:

Jack Creek. We intend to undertake geological and structural analysis, as well as soil sampling and geophysical surveys, on this property, located in the Independence Mountains mining district about 50 miles north of Elko, Nevada. The intended work is in preparation for an intended drill program on the property currently expected to be performed in Spring 2007, which, in aggregate, is expected to cost up to approximately $100,000.

The Jack Creek property comprises a total of approximately 6,000 acres in Elko County, Nevada, and is located in the northern Independence Mountains. Management believes that the property is attractive because it occupies the southwest flank of a prominent gravity high, indicating the presence of relatively shallow Paleozoic carbonate sedimentary rocks.

Recently, we acquired an option for 53 additional claims at the Jack Creek Property, Elko County, Nevada. The option was acquired from Gateway Gold (USA) Corp. through two of our directors, Earl Abbott and Stanley Keith. We have the option to earn a 50% undivided interest in the 53 claims through our expenditure on the claims of a total of $500,000 in various stages by March 1, 2007, 2008, and 2009. Currently, however, we do not have such funds available and will need to raise additional funds in order to exercise the option.

NT Green. Exploration currently anticipated to occur during the Spring of 2007 will focus on delineating drill targets.  The property will be prospected by sampling and analysis of mineralized rock. We expect to perform a kinematic structural analysis of the property and expect to produce a more realistic geologic map than those made available in the past.  A soil geochemistry program will aid in identifying favorable fault structures and intersections, as well as the centers of the most active hydrothermal activity.  A pluton vectoring study is expected to be performed by analysis of all intrusive rocks and their interpretation.  In addition, an airborne magnetic survey is expected to be performed over the property to aid in the discovery of dikes and sills and to aid in the mapping and structural analysis.  It is intended that by the Spring of 2007, we will have identified targets for permitting and drilling. We have budgeted up to approximately $100,000 to complete this program; however, that amount may vary depending on preliminary results.

Goodwin Hill. Exploration on this property may include geologic mapping to identify prospective fault structures that can be projected under alluvium.  Sampling of all mineralized rocks is expected to provide a vector toward the center of hydrothermal activity.  Gravity and magnetic geophysical studies are expected to be performed to define the buried shallow basement rocks better.  These studies are intended to provide low risk drilling targets for permitting and drilling in the Spring of 2007. As of the date of this Registration Statement, we have budgeted nearly $50,000 for this program.

Work to date in the area has indicated a large Carlin type system within prospective lower plate carbonate rocks on the flanks of a major dome and near intrusive bodies.

HMD. Exploration on this property will be directed toward delineating low-risk drill targets. We currently expect that we will undertake a kinematic structural analysis of the exposed silicified rocks along the HMD structure combined with careful rock sampling to locate points along the fault where hydrothermal activity is most intense. We intend to supplement these studies with soil sampling, and the resulting drill targets will be sharpened by detailed IP surveys.  By the Spring of 2007, we hope to have targets prepared for permitting and drilling. We expect to spend up to approximately $50,000 for this program over the next 12 months.

Wilson Peak. A program of kinematic structural analysis, combined with multi-element rock and soil sampling, is currently planned for Wilson Peak.  Potential drill targets will be sharpened by IP geophysical surveys.  Assuming we have raised sufficient funds, permitting and drilling are planned for Spring 2007. We expect that this program will require up to approximately $50,000 for the next 12 months.

Other Properties. We hope to undertake additional exploration studies on the Stargo, West Whistler, Brock, Horseshoe Basin, South Lone Mountain, Golconda, North Battle Mountain, Dry Hills Property, Walti, and Marr Properties, but no detailed plans to conduct exploration on these properties have yet been determined. We believe that it could expect to spend up to approximately $150,000 on these properties, thus, bringing the total funds budgeted for the next 12 months to $500,000.

Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties, and actual results could fail as a result of a number of factors. We will need to raise additional capital to exploit our properties. In the event that we experience a shortfall in our capital, we intend to pursue capital through public or private financing as well as borrowings and other sources. We cannot guarantee that additional funding will be available on favorable terms, if at all and if adequate funds are not available. Our ability to continue or expand our operations may be significantly hindered. We have not contemplated any plan of liquidation in the event that we do not generate revenues.

As an exploration company, we are not currently conducting any research and development activities and we do not anticipate conducting such activities in the near future. In the event that we obtain significant funding to fully implement our exploration program, we will need to hire additional employees or independent contractors and possibly purchase or lease additional equipment. With large current demand for resource exploration equipment and human capital in the state of Nevada, there is no guarantee that we will be able to meet our equipment and human capital needs. However, management believes that the network of relationships developed over the years by our officers and directors in Nevada will largely mitigate any shortages that similar companies face.

The projects described above will be managed by Dr. Earl Abbott. Dr. Abbott holds a Ph.D degree in geology from Rice University where he studied the tectonics of the western U.S. He has spent 34 years exploring for mineral deposits, 26 of them for gold in Nevada, and, with Carl Pescio, he managed an exploration program in Nevada in 1981 resulting in the acquisition of 3 gold orebodies that were mined profitably. Over his career, Dr. Abbott has consulted to the mining industry and has been an officer and director of several junior mining companies. Dr. Abbott is a Certified Professional Geologist by the American Institute of Professional Geologists (AIPG) and past President of the Nevada Chapter.  He is also a member and past President of the Geological Society of Nevada (GSN), the Nevada Petroleum Society (NPS), and the Denver Region Exploration Geologists Society (DREGS); and he is a member of the Society of Economic Geologists (SEG), the Society for Mining, Metallurgy, and Exploration (SME), the Geological Society of America (GSA), the Northwest Mining Association (NWMA), the British Columbia & Yukon Chamber of Mines, and the Prospectors and Developer Association of Canada (PDAC).  Dr. Abbott is a Qualified Person under the rules of National Instrument 43-101.

We expect to utilize the services of various third-party geological professionals to assist with the various projects. The number of consultants will depend on our initial exploratory results and funding levels. No plans are in place for a significant change in the number of full-time personnel.

Currently, we have no research and development plans and no intention to purchase or sell plant or significant equipment.

Result of Operations.

For the Nine Months Ended September 30, 2006, compared to the Nine Months Ended September 30, 2005.

Revenue - We have realized no revenues for the nine months ended September 30, 2006 and 2005.

Operating Expenses - For the nine months ended September 30, 2006, our total operating expenses were $1,007,993, compared to our total operating expenses of $157,435 in the corresponding prior period. Of the $1,007,993 incurred in 2006, $604,245 related to our mining exploration, $357,392 related to general and administrative activities, and $46,356 related to our compensation expense on option grants. Of the $157,435 incurred in the first nine months of 2005, $45,983 related to mining exploration, $111,452 related to general and administrative activities, and $12,269 related to our compensation expense on options grants. During the nine months ended September 30, 2006, we accrued $59,531 in interest expenses on notes payable, compared to interest accruing during the nine months ended September 30, 2005, of $27,344. No interest has been paid on notes payable during either period.

For the Three Months Ended September 30, 2006, compared to the Three Months Ended September 30, 2005.

Revenue - We have realized no revenues for the three months ended September 30, 2006 and 2005.

Operating Expenses - For the three months ended September 30, 2006, our total operating expenses were $682,641, compared to our total operating expenses of $66,125 in the corresponding prior period. Of the $682,641 incurred during the third quarter of 2006, $522,978 related to our mining exploration, $148,074 was incurred in general and administrative activities, and $11,589 related to our compensation expense on option grants. Of the $66,125 incurred in the third quarter of 2005, $24,983 related to mining exploration, $28,873 related to general and administrative activities, and $12,269 related to our compensation expense on option grants. During the three months ended September 30, 2006, we accrued $21,973 in interest expenses on notes payable, compared to interest accruing during the three months ended September 30, 2005, of $4,106. No interest has been paid on notes payable during either period.

Of the $522,978 that we incurred in our mining operations during the three months ended September 30, 2006, $522,978 relates to technical consulting services rendered by our President. Of the $148,074 that we incurred in general and administrative expenses during the three-months ended September 30, 2006, $15,000 relates to services rendered by our Chief Financial Officer. Other notable general and administrative expenses incurred for the third quarter in 2006 include investor relations fees of $37,309, accounting and auditing fees of $5,455, legal fees of $40,014, and rent expense of $4,214.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Professional fees: Legal fees	$40,014	$3,541	$89,094	$21,436
Administrative Fee: E Abbott	21,332	5,599	55,103	28,000
Investor Relations	37,309	3,100	75,122	3,100
Professional fees: Accounting fees	5,455	3,942	30,172	19,708
Administrative Fee: G. Drazenovic	15,000		35,000
Insurance	4,811		4,811
Employee leasing *	-		11,554
Travel	6,961	8,699	15,582	18,281
Rent	4,214	2,790	12,614	11,162
Consulting fees				3,127
Outside services	8,436	483	7,704	1,792
Continuing Education		290		499
Telephone	1,863	122	2,527	906
Website
Office expense	2,365	40	5,114	3,048
Dues and subscriptions	240	177	522	177
Bank fees	74	90	144	91
Taxes and licenses			60	125
	$148,074	$28,873	$345,123	$111,452

Off-Balance Sheet Arrangements.

There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors; except for our commitment to lease certain mining property that require us to make substantial lease payments in the future as disclosed in Notes to the financial statements included elsewhere in this Proxy Statement.

Private Placements.

We sold an aggregate of approximately 6.15 million units of our securities to a limited number of accredited investors or non-U.S. persons in a private placement. The closing occurred on July 18, 2006, subject to receipt of funds from certain of the investors. Unless otherwise stated, each unit consisted of one share of common stock and one warrant to purchase one share of common stock (“Regular Warrant”). The purchase price was $0.30 per unit, for an aggregate amount of approximately $1.84 million. The Regular Warrants have an exercise period of three years and an exercise price of $.60 per share. Included in the 6.15 million units are five million units consisting of five million special warrants (“Special Warrants”) and an equivalent number of Regular Warrants issued to one investor. Each Special Warrant converts into one share of common stock not later than 10 years from the closing without the tender of any additional consideration. The Special Warrants have no voting rights.

In December 2005, we sold 625,000 units in a private placement at a price of $0.80 per unit to an investor, who is also a note holder. Each unit consisted of one share of our common stock and a warrant to purchase one share of our common stock at $0.85 per share. The warrants expire in December 2010.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

There have been no changes in, or disagreements with, our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B that have not been previously reported.

The reports of Jonathon P. Reuben for the fiscal years-ended December 31, 2005, and December 31, 2004, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles, except as described herein. The report of Jonathon P. Reuben for these fiscal years was qualified with respect to uncertainty as to our ability to continue as a going concern.

BUSINESS

Corporate History and Business Overview.

We were incorporated in Nevada as Nucotec, Inc. on October 8, 2001, in order to serve as a holding company for Salty’s Warehouse, Inc. We disposed of that asset in March 2004 as described herein and changed our name to Tornado Gold International Corp. in July 2004. Our new management has undertaken to change our business focus. Prior to March 2004, we operated through Salty’s Warehouse; under our new management, we are an exploration stage company that has begun to acquire low-risk, high-grade properties for gold exploration in Nevada. Using the evaluation technique described herein, we hope to acquire properties that will offer new economically viable gold mining properties for resale to entities who will undertake to begin mining operations on those properties. We believe that our technical team, consisting of our new management, will help us operate successfully. Earl W. Abbott, our officer and director, has extensive data and program management experience; Stanley B. Keith, one of our directors, has data and technical advisory experience; and Carl A. Pescio, also one of our directors, has ‘on-the-ground’ prospecting and property knowledge. There is, however, no assurance that a commercially viable mineral deposit exists on any of our properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

In particular, Stanley B. Keith has developed what we believe to be a new and unique technological approach for the exploration of certain types of gold deposits; we hope to use this approach to identify suitable properties. Mr. Keith’s approach has been developed over a twenty-year period and has been applied to a large, world-wide database that links specific geochemical signatures of certain types of gold deposits.

We will seek to acquire only properties that exhibit these characteristics. We believe that using this methodology can enable us to eliminate properties that would turn out to contain lower-quality gold deposits. Utilizing this geochemical screening methodology, we will seek to operate a successful property-acquisition program that eliminates higher risk properties.

With our most recent acquisitions of property interests in the fourth quarter of 2005, we now have a total of 15 properties comprised of about 44,840 acres, all located in the North Central Nevada area. We believe that this acquisition provides us with a significant package of claims in what we believe to be a premier gold producing region.

In our estimation, our portfolio of about 44,840 acres makes us one of the largest junior exploration companies in the region. After further exploration, our next three phases of development will be to advance the properties by identifying and prioritizing the drill targets, evaluating the economic and legal feasibility of drilling those targets, and then actually drilling those targets.

On May 31, 2004, we entered into four preliminary agreements with a company wholly owned by Mr. Pescio to lease four mining properties. As of April 5, 2005, we finalized those agreements, giving us rights to four properties in Nevada that meet our preliminary screening criteria and have begun to undertake our more detailed evaluation process. In addition, we are actively seeking additional properties; our technical team currently has about 30 such properties on a ‘watch list’ for acquisition.

In June 2004, we acquired 125 mining claims in Nevada from the Bureau of Land Management for $21,283, which includes the costs of filing fees and other related acquisition costs.

During October 2005, we entered into ten preliminary agreements with Mr. Carl A. Pescio, one of our directors, to acquire ten mineral properties in Nevada. These properties are comprised of approximately 1600 claims and are subject to availability and are being acquired by us without warranty from Mr. Pescio as to total availability and/or mineral potential. We have not yet finalized these agreements, but a short description of these properties is contained herein. We acquired these properties for $35,000 per property, or $350,000, with a down payment of $50,000 and two payments of $150,000 - one on November 30, 2005, and one on December 30, 2005. We also agreed to issue 100,000 shares of common stock for each property to Mr. Pescio in the form of warrants, options, or other, to be mutually agreed upon.

Mining Claims. The properties we hold claims to are described below and are shown on the following map:

Tornado Gold Property Position

OREGON
IDAHO
UTAH
CALIFORNIA
NEVADA
Independence Trend
WILSON PEAK
JACK CREEK
Carlin Trend
Getchell Trend
Battle Mtn.-Eureka Trend
Winnemucca
Wells
Elko
Carlin
GOLCONDA
N. BATTLE MOUNTAIN
DRY HILLS
HMD
HORSESHOE BASIN
NT GREEN
MARR
WALTI
WEST WHISTLER
GOODWIN HILL
Reno
Austin
Eureka
Ely
S. LONE MOUNTAIN
BROCK
STARGO
60 miles
100 kilometers
Las Vegas

North Central Nevada gold province

recognized gold trend

Marr

Tornado gold property

NTGreen Gold Property - The NTGreen gold property is located in central Lander County, Nevada, about 30 miles southwest of the town of Battle Mountain. The property is connected with Battle Mountain via an interstate highway, paved roads, good gravel roads, and finally a system of unimproved, dirt roads. We hold a total of 12 unpatented lode mining claims in the form of an option agreement with the claimant, Carl A. Pescio, one of our directors. All of the claims are recorded with the Lander County Recorder and filed with the Bureau of Land Management (“BLM”). We must make annual rental payments of $140 per claim to the BLM and Lander County before September 1 of each year to keep the claims current. We must also make escalating advance royalty payments to Mr. Pescio to maintain the option agreement, beginning with $22,500 on or before February 5, 2005, and rising to $100,000 by February 5, 2011. We must perform a work commitment of 5,000 feet of drilling by September 1, 2006, followed by an annual work commitment of 5,000 feet of drilling until the completion of a bankable feasibility. Excess footage may be carried over from year to year and an option to pay $10 per foot not drilled may be exercised. The property is subject to a 4% net smelter royalty that may be bought down to a 2% net smelter royalty by the payment of $1,500,000 per one percent.

Upper Paleozoic sedimentary rocks are exposed in an erosional window beneath Tertiary volcanic rocks. The Paleozoic rocks exhibit the characteristics of gold-bearing rocks. A fault structure does traverse onto the NTGreen property. Placer Dome Mining Company is a former operator of the NTGreen property, but no data from their exploration work is in our hands. Low levels of gold as well as associated trace elements are documented from the property by limited surface sampling done by Mr. Pescio.

The NTGreen property is undeveloped and no reserves or resources are known. No mining or other mineral development is known to have been performed on the property. Mr. Pescio did only limited work on the property and no work has been done by us. We believe that there are indications that an extensive gold system is present on the property that may have significant economic potential, though there is no guarantee that this is the case. We plan to conduct exploration work in the form of geological, geochemical, and geophysical studies to develop drill targets. Drilling will investigate these targets. Our management believes discovery of potentially economic gold values will be followed by development of a reserve and, eventually, mining.

Goodwin Hill Gold Property - The Goodwin Hill gold property is located in east central Lander County, Nevada, about 60 miles south of the town of Battle Mountain and about 20 miles northeast of the town of Austin. A good gravel county road, connecting to Battle Mountain and Austin, traverses the property. We hold a total of 92 unpatented lode mining claims in the form of an option agreement with the claimant, Mr. Pescio. All of the claims are recorded with the Lander County Recorder and filed with the BLM. We must make annual rental payments of $140 per claim to the BLM and Lander County before September 1 of each year to keep the claims current. We must also make escalating advance royalty payments to Mr. Pescio to maintain the option agreement, beginning with $22,500 on or before February 5, 2005, and rising to $100,000 by February 5, 2011. We must perform a work commitment of 5,000 feet of drilling by September 1, 2006, followed by an annual work commitment of 5,000 feet of drilling until the completion of a bankable feasibility. Excess footage may be carried over from year to year and an option to pay $10 per foot not drilled may be exercised. The property is subject to a 4% net smelter royalty that may be bought down to a 2% NSR net smelter royalty by the payment of $1,500,000 per one percent.

The property is centered on a small hill of Paleozoic limestone surrounded by alluvium recent gravels that obscure the basement rocks. Geophysical studies by Kennecott Mining Company, the former operator, have reportedly indicated that the basement rocks are at a shallow depth beneath the gravels in some areas on the property. The limestone outcrop is along the northeast projection of a dome-like feature that exposes Paleozoic rocks of the lower plate of the Roberts Mountains Thrust Fault. Work by the previous operator, Kennecott, has reportedly encountered low level gold and elevated levels of arsenic and other trace elements known to be associated with gold. Shallow drilling in the gravels over the geophysically-determined shallow basement-rocks reportedly encountered low level gold and associated elements in the basement rocks.

The property is undeveloped and no reserves or resources are known. No mining or other mineral development is known to have been performed on the property. No exploration work has been done to date by Mr. Pescio or by us. However, an extensive gold system is reportedly indicated by the work of Kennecott that may have significant economic potential. We plan to conduct exploration work in the form of geological, geochemical, and geophysical studies to develop drill targets. Drilling will investigate these targets. If we discover potentially economic gold values, we believe the property will be ready for development of a reserve and, eventually, mining.

Wilson Peak Gold Property - The Wilson Peak property is located in Elko County, Nevada, about 70 miles north of the town of Elko and about 20 miles north of the town of Tuscarora. Paved highways connect to a good gravel county road that traverses the property. We hold a total of 61 unpatented lode mining claims in the form of an option agreement with the claimant, Carl A. Pescio, one of our directors. All of the claims are recorded with the Lander County Recorder and filed with the BLM. We must make annual rental payments of $140 per claim to the BLM and Lander County before September 1 of each year to keep the claims current. We must also make escalating advance royalty payments to Mr. Pescio to maintain the option agreement, beginning with $22,500 on or before February 5, 2005, and rising to $100,000 by February 5, 2011. We must perform a work commitment of 5,000 feet of drilling by September 1, 2006, followed by an annual work commitment of 5,000 feet of drilling until the completion of a bankable feasibility. Excess footage may be carried over from year to year and an option to pay $10 per foot not drilled may be exercised. The property is subject to a 4% net smelter royalty that may be bought down to a 2% net smelter royalty by the payment of $1,500,000 per one percent.

The property is on the west flank of the Bull Run Mountains and covers an area of Tertiary volcanic rocks containing elevated gold values extending for a length of at least two miles. In addition to elevated gold values, associated trace elements such as arsenic and mercury are present in elevated amounts.

The Wilson Peak property is undeveloped and no reserves or resources are known. No mining or other mineral development is known to have been performed on the property. Carl A. Pescio did no work on the property and no work has been done by us. Our management believes indications are that an extensive gold system is present on the property that may have significant economic potential. We plan to conduct exploration work in the form of geological, geochemical, and geophysical studies to develop drill targets. Drilling will investigate these targets. If we discover potentially economic gold values on the property, we believe the property will then be ready for the development of a reserve and, eventually, mining.

HMD Gold Property - The HMD gold property is located in Eureka County, Nevada, about 30 miles southwest of the town of Carlin. An interstate highway, paved roads, and good gravel roads connect the property with Carlin. We hold a total of 32 unpatented lode mining claims in the form of an option agreement with the claimant, Carl A. Pescio, one of our directors. All of the claims are recorded with the Lander County Recorder and filed with the BLM. We must make annual rental payments of $140 per claim to the BLM and Lander County before September 1 of each year to keep the claims current. We must also make escalating advance royalty payments to Mr. Pescio to maintain the option agreement, beginning with $22,500 on or before February 5, 2005, and rising to $100,000 by February 5, 2011. We must perform a work commitment of 5,000 feet of drilling by September 1, 2006, followed by an annual work commitment of 5,000 feet of drilling until the completion of a bankable feasibility. Excess footage may be carried over from year to year and an option to pay $10 per foot not drilled may be exercised. The property is subject to a 4% net smelter royalty that may be bought down to a 2% net smelter royalty by the payment of $1,500,000 per one percent.

The HMD property is within a geologic feature called the Northern Nevada Rift. Near the range front of the Cortez Range, the property covers a distinct vein of quartz along a fault structure. The structure can be followed for a length of at least one mile and is probably more extensive under gravel cover. The vein is more than 50 feet thick in places along the structure.

The property is undeveloped and no reserves or resources are known. No mining or other mineral development is known to have been performed on the property. No exploration work has been done to date by Mr. Pescio or by us. However, an extensive gold system is reportedly indicated by the work previously done that may have significant economic potential. We plan to conduct exploration work in the form of geological, geochemical, and geophysical studies to develop drill targets. Drilling will investigate these targets. We hope to discover potentially economic gold values, which we believe will be followed by development of a reserve and, eventually, mining.

A schedule of the advanced lease payments for the each of the four properties above (HMD Gold Property, NT Green Gold Property, Wilson Peak Gold Property and the Goodwin Hill Property) are as follows:

Due Date	Amount
Feb 5, 2007	$37,500
Feb 5, 2008	$50,000
Feb 5, 2009	$62,500
Feb 5, 2010	$75,000
Feb 5, 2011 and each
year thereafter until
production commences	$100,000

Upon completion of a bankable feasibility study and payments totaling $105,000, we will own 100% of the property subject to a continuing production royalty of 4%. Once the $105,000 is paid, all subsequent payments will convert into advance minimum royalty payments that are credited against the 4% production royalty due. A 1% royalty is also due Mr. Pescio on production on property consisting of a 2 mile circumference surrounding the leased property.

We will pay additional land acquisition and filling fees on the property. We are committed to drill 5,000 feet on the property in each year commencing on or before September 1, 2006, and continuing until the completion of the feasibility study. Excess footage drilled in any year will be carried forward to subsequent years. We have the option to pay Mr. Pescio $10 per foot committed to and not drilled.

Prior to the completion of the feasibility study, we have the right to purchase 2% of the 4% production royalty for $1,500,000 for each percentage point. We also have the option to purchase 50% of the 1% royalty for $500,000.

We shall be responsible for all environmental liabilities and reclamation costs we create and indemnify Mr. Pescio against any such claims or obligations. We can terminate the lease at any time by giving 30 days notice provided that there are no outstanding environmental or reclamation liabilities and that all lease and production royalty payments are current.

We are current with all the lease payments on this property as of December 26, 2006.

Other Claims Acquired in 2005.

Jack Creek Property - On October 3, 2005, we announced the acquisition of 247 claims (nearly 5,000 acres) on the Jack Creek property in Elko County, Nevada. The final purchase price is still being determined. Prior to September 30, 2005, we paid $30,875 to the BLM to secure the claims. This payment was made as consideration on the Exploration License and Option to Lease Agreement entered into between us and Dr. Abbott and Mr. Keith (the “Owners”), to explore the 247 claims (nearly 5,000 acres) known as the Jack Creek Property.

Under the preliminary terms of this agreement, we were granted a license to explore the property for a period of six-months to determine what claims, if any, we wish to lease. The term of the license is for six-months, but we have the option to extend.

If we lease all of the 247 claims, we will be required to make the following advance lease payments:

Due Date	Amount
Upon signing	$22,500
1st anniversary	$30,000
2nd anniversary	$37,500
3rd anniversary	$50,000
4th anniversary	$62,500
5th anniversary and each
anniversary thereafter	$100,000

If any payments due from us to the Owners are not paid within 30 days of its due date, interest will be begin to accrue on the late payment at a rate of 2% over the prime rate established by the Department of Business and Industry of the State of Nevada.

Upon completion of a bankable feasibility study and payments totaling $140,000, all subsequent payments will convert into advance minimum royalty payments that are credited against the 4% production royalty due. A 1% royalty is also due the owners on production on property consisting of a two-mile circumference surrounding the leased property.

We will have the option to purchase one-half of the royalty applicable to the property representing 2% of the net smelter returns. We will also have the right to elect to purchase such part of the royalty in increments representing 1% of the net smelter returns and the purchase price for each such increment shall be $1,500,000. We will have the option to purchase one-half of the area of interest royalty applicable to mineral rights, mining claims, and properties which we acquire from third parties representing 0.5% of the Net Smelter Returns. The purchase price for such part of the area of interest royalty shall be $500,000 for the 0.5% of the area of interest royalty applicable to mineral rights, mining claims, and properties which we acquire from any third party.

We shall be responsible for all environmental liabilities and reclamation costs we create and for indemnifying the Owners against any such claims or obligations. We can terminate the lease at any time by giving 30 days notice provided that there are no outstanding environmental or reclamation liabilities and that all lease and production royalty payments are current.

The terms and obligations disclosed above are based upon preliminary agreements of the parties still under review and may be subject to change.

Other Properties - On October 6, 2005, we entered into a preliminary agreement with Mr. Carl Pescio, one of our directors, to lease 10 mineral properties (about 1,300 claims) in Nevada. Under the term of the preliminary agreement, we are to make advance lease payments to Mr. Pescio on each property based upon the following schedule:

Due Date	Amount
Upon signing	$35,000
1st anniversary	$55,000
2nd anniversary	$75,000
3rd anniversary	$100,000
4th anniversary	$125,000
5th anniversary	$150,000
6th anniversary and each
anniversary thereafter	$200,000

The above $35,000 advance in 2005 was to be paid in installments of $5,000 upon signing. The remaining $30,000 was paid in 2006. We are currently in renegotiations with Mr. Pescio to finalize the actual terms of the 10 leases.

The following are the descriptions of the 10 properties:

Brock Property: A total of 222 lode claims (about 4,440 acres) in Eureka County, Nevada, comprise the Brock Property. It is located in the Monitor Range, about 36 miles southwest of Eureka, Nevada. The geologic setting at Brock has alteration and mineralization occurring in the Lower Plate/Eastern “carbonate” assemblage of the Roberts Mountains Thrust Fault. At Brock, alteration/mineralization in the form of jasperoid is widespread throughout the carbonate assemblage.

Dry Hills Property: A total of 96 lode claims (about 1,920 acres) in Eureka County, Nevada, comprise the Dry Hills Property. It is located in the Dry Hills, about 20 miles southwest of Carlin, Nevada. The property is underlain by Jurassic volcanic rocks and volcanic sediments are cut by mineralized northeast-trending fracture zones.

Golconda Property: A total of 108 lode claims (about 2,160 acres) in Humboldt County, Nevada, comprise the Golconda Property. It is located in Rock Creek Valley, about 12 miles east of Winnemucca, Nevada, and near the intersection of the Getchell Trend and the north end of the Battle Mountain-Eureka Trend. Mineralized Paleozoic formations and mineralized fault structures are projected into the Golconda Property, but are covered by younger alluvium and basalt.

Horseshoe Basin Property: A total of 50 lode claims (about 1,000 acres) in Lander County, Nevada, comprise the Horseshoe Basin Property. It is located in the Fish Creek Mountains about 30 miles south of Battle Mountain, Nevada. Triassic sedimentary rocks are intruded by both Jurassic and Tertiary igneous intrusive rocks, producing precious metal-bearing skarn. At Horseshoe Basin, an erosional window exposes various intrusive rocks that contain alteration and mineralization with quartz veins containing values as high as 0.35 ounces of gold per ton.

Marr Property: A total of 93 lode claims (about 1,840 acres) in Lander County, Nevada, comprise the Marr Property. It is located between the Fish Creek Mountains and the Ravenswood Mountains, about 50 miles southwest of Battle Mountain, Nevada. The property is along the Western Nevada Rift. At Marr, northeast-trending fractures control a two-mile long and 3,000 feet wide system of mineralization and alteration in the form of silicification and brecciation with surface grab samples reported as high 0.10 ounce per ton gold.

North Battle Mountain Property: A total of 73 lode claims (about 1,460 acres) in Lander County, Nevada, comprise the North Battle Mountain Property. It is located in the Sheep Creek Range, about 4 miles northeast of Battle Mountain, Nevada, along the northern extension of the Battle Mountain-Eureka Trend. Paleozoic rocks of the upper plate of the Roberts Mountains Thrust Fault exposed in erosional windows through shallow alluvium are mineralized on the property.

South Lone Mountain Property: A total of 140 lode claims (about 2,800 acres) in Eureka County, Nevada, comprise the South Lone Mountain Property. It is located on the west flank of the Mountain Boy Range in Antelope Valley about 15 miles southwest of Eureka, Nevada. The property is covered by alluvium that obscures Paleozoic sedimentary rocks. A Jurassic igneous intrusive body is exposed in the nearby hills to the east. Faults that are an extension of the Cortez Fault traverse the property.

Stargo Property: A total of 257 lode claims (about 5,140 acres) in Nye County, Nevada, comprise the Stargo Property. It is located in the Monitor Range about 45 miles southwest of Eureka, Nevada, and about 20 miles west of the Northumberland Mine. The geologic setting at Stargo is similar to Northumberland with alteration and mineralization occurring in the Lower Plate/Eastern “carbonate” assemblage of the Roberts Mountains Thrust Fault and near altered intrusive igneous bodies. At Stargo, alteration and mineralization in the form of jasperoid is widespread throughout the carbonate assemblage, near altered igneous intrusive bodies, and along faults.

Walti Property: A total of 402 lode claims (about 8,040 acres) in Eureka and Lander Counties, Nevada, comprise the Walti Property. It is located in Grass Valley, about 62 miles south of Carlin, Nevada. An intersection of important fault structures is covered by alluvium on the Walti Property. Regional published geophysics suggests the presence of an intrusive igneous rock body coincident with the intersection. Our management believes Paleozoic rocks that host gold deposits about 12 miles north exist beneath the alluvium.

West Whistler Property: A total of 103 lode claims (about 2,060 acres) in Eureka County, Nevada, comprise the West Whistler Property. It is located on the west flank of Whistler Mountain, about 10 miles northwest of Eureka, Nevada. Alteration and mineralization in the form of jasperoid is developed in rocks of the Overlap assemblage of the Roberts Mountains Thrust Fault on the flanks of an intrusive igneous body.

Summary of Minimum Lease Payments.

Based upon the actual terms of the leases acquired in May 2004 and the preliminary terms of the leases acquired in October 2005, our obligation for minimum lease payments on these 15 properties is as follows:

2006	$692,500	*
2007	$930,000
2008	$1,237,500
2009	$1,550,000
2010	$1,862,500
Minimum lease payments in
Subsequent years	$2,500,000

* Excludes the $300,000 paid in 2006 on the above 10 mining properties

As of December 31, 2005, we incurred $524,333 in acquisition costs. All of the properties held are located in the state of Nevada. We have recently commenced our exploration of these properties and have yet to determine whether any of our properties are commercially viable. In order for us to complete this analysis, additional funding is required.

Business Plan.

We recently announced that we had closed a financing of US $1,844,000. A substantial portion of the funds will be devoted to the lease costs of its 15 properties. We will also maintain a material portion for administrative overhead and future acquisition opportunities. Thus, we expect to have less than $500,000 available for exploration on its current properties over the next 12 months, during which period we will continue to pursue additional financing opportunities to further its exploration and acquisition program.

We begin our exploration process by attempting to understand the regional geology of our prospects and by progressing through the district-wide geologic setting. Eventually, we graduate to the geologic setting of each individual proposed drill hole. Before drilling, we attempt to predict our probability of success, and we will drill only sites that we believe have the best chance of encountering a gold deposit. Typically, we will engage in integrated surface geological, geochemical, and geophysical analysis before we begin drilling. Some of the specific methods that we will engage in include magmatic affinity, pluton vectoring, kinetic structural analysis, and metal dispersion.

To date, we have acquired leases in several claim blocks in the North Central Nevada area. In total, the property package represents 15 properties comprised of approximately 44,840 acres. However, in addition to our initial exploration program, we will need to spend significant funds to complete further in-depth drilling and engineering studies before we can identify whether or not we have a commercially viable mineral deposit.

Future funding levels will also determine the extent and number of properties that we will explore. No certainty can be ascertained on our overall exploration program until significant funding levels have been achieved.

While most properties will be examined and sampled, we will also analyze the results of all previous work that is publicly available for the properties. We currently expect that in Spring 2007, we will perform a small amount of drilling on the Jack Creek property. A ranking system will enable us to decide which properties will undergo detailed work and drill at the earliest opportunity. The remaining properties will be made available for farm-out or for development at a later date, or dropped all-together from further work.

The following is a list of projects on which, as of the date of this Registration Statement, we have decided to focus during the next 12 months. The prioritization of, and the projects themselves, are expected to change depending on funding levels and preliminary sampling results:

Jack Creek. We intend to undertake geological and structural analysis, as well as soil sampling and geophysical surveys, on this property, located in the Independence Mountains mining district about 50 miles north of Elko, Nevada. The intended work is in preparation for an intended drill program on the property currently expected to be performed in Spring 2007, which, in aggregate, is expected to cost up to approximately $100,000.

The Jack Creek property comprises a total of approximately 6,000 acres in Elko County, Nevada, and is located in the northern Independence Mountains. Management believes that the property is attractive because it occupies the southwest flank of a prominent gravity high, indicating the presence of relatively shallow Paleozoic carbonate sedimentary rocks.

Recently, we acquired an option for 53 additional claims at the Jack Creek Property, Elko County, Nevada. The option was acquired from Gateway Gold (USA) Corp. through two of our directors, Earl Abbott and Stanley Keith. We have the option to earn a 50% undivided interest in the 53 claims through our expenditure on the claims of a total of $500,000 in various stages by March 1, 2007, 2008, and 2009. Currently, however, we do not have such funds available and will need to raise additional funds in order to exercise the option.

NT Green. Exploration currently anticipated to occur during the Spring of 2007 will focus on delineating drill targets.  The property will be prospected by sampling and analysis of mineralized rock. We expect to perform a kinematic structural analysis of the property and expect to produce a more realistic geologic map than those made available in the past.  A soil geochemistry program will aid in identifying favorable fault structures and intersections, as well as the centers of the most active hydrothermal activity.  A pluton vectoring study is expected to be performed by analysis of all intrusive rocks and their interpretation.  In addition, an airborne magnetic survey is expected to be performed over the property to aid in the discovery of dikes and sills and to aid in the mapping and structural analysis.  It is intended that by the Spring of 2007, we will have identified targets for permitting and drilling. We have budgeted up to approximately $100,000 to complete this program; however, that amount may vary depending on preliminary results.

Goodwin Hill. Exploration on this property may include geologic mapping to identify prospective fault structures that can be projected under alluvium.  Sampling of all mineralized rocks is expected to provide a vector toward the center of hydrothermal activity.  Gravity and magnetic geophysical studies are expected to be performed to define the buried shallow basement rocks better.  These studies are intended to provide low risk drilling targets for permitting and drilling in the Spring of 2007. As of the date of this Registration Statement, we have budgeted nearly $50,000 for this program.

Work to date in the area has indicated a large Carlin type system within prospective lower plate carbonate rocks on the flanks of a major dome and near intrusive bodies.

HMD. Exploration on this property will be directed toward delineating low-risk drill targets. We currently expect that we will undertake a kinematic structural analysis of the exposed silicified rocks along the HMD structure combined with careful rock sampling to locate points along the fault where hydrothermal activity is most intense. We intend to supplement these studies with soil sampling, and the resulting drill targets will be sharpened by detailed IP surveys.  By the Spring of 2007, we hope to have targets prepared for permitting and drilling. We expect to spend up to approximately $50,000 for this program over the next 12 months.

Wilson Peak. A program of kinematic structural analysis, combined with multi-element rock and soil sampling, is currently planned for Wilson Peak.  Potential drill targets will be sharpened by IP geophysical surveys.  Assuming we have raised sufficient funds, permitting and drilling are planned for Spring 2007. We expect that this program will require up to approximately $50,000 for the next 12 months.

Other Properties. We hope to undertake additional exploration studies on the Stargo, West Whistler, Brock, Horseshoe Basin, South Lone Mountain, Golconda, North Battle Mountain, Dry Hills Property, Walti, and Marr Properties, but no detailed plans to conduct exploration on these properties have yet been determined. We believe that it could expect to spend up to approximately $150,000 on these properties, thus, bringing the total funds budgeted for the next 12 months to $500,000.

Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties, and actual results could fail as a result of a number of factors. We will need to raise additional capital to exploit our properties. In the event that we experience a shortfall in our capital, we intend to pursue capital through public or private financing as well as borrowings and other sources. We cannot guarantee that additional funding will be available on favorable terms, if at all and if adequate funds are not available. Our ability to continue or expand our operations may be significantly hindered. We have not contemplated any plan of liquidation in the event that we do not generate revenues.

As an exploration company, we are not currently conducting any research and development activities and we do not anticipate conducting such activities in the near future. In the event that we obtain significant funding to fully implement our exploration program, we will need to hire additional employees or independent contractors and possibly purchase or lease additional equipment. With large current demand for resource exploration equipment and human capital in the state of Nevada, there is no guarantee that we will be able to meet our equipment and human capital needs. However, management believes that the network of relationships developed over the years by our officers and directors in Nevada will largely mitigate any shortages that similar companies face.

The projects described above will be managed by Dr. Earl Abbott. Dr. Abbott holds a Ph.D degree in geology from Rice University where he studied the tectonics of the western U.S. He has spent 34 years exploring for mineral deposits, 26 of them for gold in Nevada, and, with Carl Pescio, he managed an exploration program in Nevada in 1981 resulting in the acquisition of 3 gold orebodies that were mined profitably. Over his career, Dr. Abbott has consulted to the mining industry and has been an officer and director of several junior mining companies. Dr. Abbott is a Certified Professional Geologist by the American Institute of Professional Geologists (AIPG) and past President of the Nevada Chapter.  He is also a member and past President of the Geological Society of Nevada (GSN), the Nevada Petroleum Society (NPS), and the Denver Region Exploration Geologists Society (DREGS); and he is a member of the Society of Economic Geologists (SEG), the Society for Mining, Metallurgy, and Exploration (SME), the Geological Society of America (GSA), the Northwest Mining Association (NWMA), the British Columbia & Yukon Chamber of Mines, and the Prospectors and Developer Association of Canada (PDAC).  Dr. Abbott is a Qualified Person under the rules of National Instrument 43-101.

We expect to utilize the services of various third-party geological professionals to assist with the various projects. The number of consultants will depend on our initial exploratory results and funding levels. No plans are in place for a significant change in the number of full-time personnel.

Currently, we have no research and development plans and no intention to purchase or sell plant or significant equipment.

Intellectual Property.

We use the trade name Tornado Gold International Corp. We also own the domain name and content of our website, located at www.tornadogold.com. Our website costs $17 per month, though occasionally higher costs are incurred when we add information to our website. We depend on our management’s expertise in assessing potential property acquisitions, and as such, our business depends on that proprietary information.

Competition.

In the United States, there are numerous mining and exploration companies, both big and small. All of these mining companies are seeking properties of merit and funds. We will have to compete against such companies to acquire the funds to develop our mineral claims. The availability of funds for exploration is sometimes limited, and we may find it difficult to compete with larger and more well-known companies for capital. Even though we have the right to the minerals on our claims, there is no guarantee we will be able to raise sufficient funds in the future to maintain our mineral claims in good standing. Therefore, if we do not have sufficient funds for exploration, our claims might lapse and be staked by other mining interests. We might be forced to seek a joint venture partner to assist in the exploration of our mineral claims. In this case, there is the possibility that we might not be able to pay our proportionate share of the exploration costs and might be diluted to an insignificant carried interest.

Even when a commercial viable ore body is discovered, there is no guarantee competition in refining the ore will not exist. Other companies may have long-term contracts with refining companies, thereby inhibiting our ability to process our ore and eventually market it. At this point in time, we do not have any contractual agreements to refine any potential ore we might discover on our mineral claims.

The exploration business is highly competitive and highly fragmented, dominated by both large and small mining companies. Success will largely depend on our ability to attract talent from the mining field and our ability to fund our operations. There is no assurance that our mineral expansion plans will be realized.

Government Regulation.

We are committed to complying, and, to our knowledge, are in compliance, with all governmental and environmental regulations. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. We cannot predict the extent to which future legislation and regulation could cause additional expense, capital expenditures, restrictions, and delays in the exploration of our properties.

Our activities are not only subject to extensive federal, state, and local regulations controlling the mining of, and exploration for, mineral properties, but also the possible effects of such activities upon the environment. Future legislation and regulations could cause additional expense, capital expenditures, restrictions, and delays in the exploration of our properties, the extent of which cannot be predicted. Permits may also be required from a variety of regulatory authorities for many aspects of mine operation and reclamation. In the context of environmental permitting, including the approval of reclamation plans, we must comply with known standards, existing laws, and regulations that may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. We are not presently aware of any specific material environmental constraint affecting our properties that would preclude the economic development or operation of any specific property.

It is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed exploration operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the mining impact on wildlife; and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide not to proceed with exploration on any of our mineral properties.

We are prepared to engage professionals, if necessary, to ensure regulatory compliance, but in the near term we expect our activities to require minimal regulatory oversight. If we expand the scope of our activities in the future, it is reasonable to expect expenditures on compliance to rise.

Research and Development.

We are not currently conducting any research and development activities, nor have we during the last two fiscal years, other than property explorations and assessments. None of these costs are borne by our customers, however.

Employees.

We do not have any employees. We pay our officers, Dr. Abbott and Mr. Drazenovic, consulting fees. We are not a party to any collective bargaining agreements. We do not compensate our directors as employees, but we have agreements with them to issue stock options for their services as our directors. We pay our officers and directors for their mining exploration and administrative services to us as consultants, not as employees, and we also have an assistant who is being paid through a staffing agency.

Facilities.

As of December 26, 2006, our executive, administrative and operating offices were located at 8600 Technology Way, Suite 118, Reno, Nevada, 89521.

MANAGEMENT
Executive Officers and Directors

As of December 26, 2006, our directors and executive officers were as follows:

NAME	AGE	POSITION
Earl W. Abbott	64	President, Chief Executive Officer,
		Secretary, Director
George J. Drazenovic	35	Chief Financial Officer
Carl A. Pescio	54	Director
Stanley B. Keith	57	Director

Dr. Earl W. Abbott was appointed as our President, Chief Executive Officer, Chief Financial Officer, Secretary, and Director in March 2004. He resigned as our Chief Financial Officer in March 2006 when Mr. Drazenovic was appointed as Chief Financial Officer. Dr. Abbott is a senior geologist and Qualified Person with 33 years of experience in mineral exploration for large and small companies in the western United States, Alaska, Mexico, China, Africa, and Costa Rica. From 2003 to the present, Dr. Abbott has been the president of Big Bar Gold Corp., a company reporting on a Canadian exchange; and from 1999 to present, Dr. Abbott has served as the president of King Midas Resources Ltd., a private Canadian company he founded, which has acquired U.S. and Mexican gold properties. From 1982 to the present, Dr. Abbott has been self-employed as a geological consultant, in which he manages metallic and industrial mineral projects and exploration programs. From 1988 to 1997, Dr. Abbott was the Vice President and Director the Trio Gold Corp., where he managed gold exploration activities in the U.S., Ghana, and Costa Rica. From 1983 to 1984, he served as a regional geologist for U.S. Minerals Exploration Company, where he conducted a successful gold exploration program in Nevada and Utah. From 1978 to 1982, he was a district geologist for Energy Reserves Group, Inc., where he opened and managed the Reno District exploration office and managed more than twenty projects, which included geologic mapping, geochemical surveys, and more than 70,000 feet of rotary drilling, along with conducting uranium exploration in Nevada, Wyoming, South Dakota, and Montana. From 1975 to 1985, Dr. Abbott was a senior geologist with Urangesellschaft USA, Inc., where he conceived, managed, and conducted uranium exploration programs in remote terrains in Alaska; and from 1971 to 1975, Dr. Abbott was a project geologist for Continental Oil Company, where he supervised uranium exploration rotary drilling programs in Wyoming.

Dr. Abbott is a member of the American Institute of Professional Geologists and a past president of its Nevada section. He is also a Certified Professional Geologist and a member of the Geological Society of Nevada (and its past president). In addition, Dr. Abbott is a member of the Society of Mining Engineers of American Institute of Mining, Metallurgical and Petroleum; the Denver Region Exploration Geologists Society (and its past president); and the Nevada Petroleum Society (and its past president). Dr. Abbott earned his Ph.D. in Geology in 1972 and his Master of Arts in Geology in 1971 from Rice University, Houston, Texas. Dr. Abbott earned his Bachelor of Arts degree in Geology in 1965 from San Jose State College, San Jose, California. Except as otherwise stated, Dr. Abbott is not an officer or director of any other reporting company.

Mr. George Drazenovic was appointed as our Chief Financial Officer on March 28, 2006. From April 2005 until the present, Mr. Drazenovic has been the Chief Financial Officer of EPOD International, Inc., a U.S. reporting company; and from 2001 to 2005, he was a Corporate Finance Manager with BC Hydro. Mr. Drazenovic earned his Bachelor of Arts in Economics from the University of British Columbia in 1991, a Diploma in Financial Management from the British Columbia Institute of Technology in 1993, and a Masters of Business Administration in Finance from the University of Notre Dame in 2001. He also obtained licensing as a Certified General Accountant in 1997 and is a CFA Charter holder (Chartered Financial Analyst) since 2001. Mr. Drazenovic is a member of the Certified General Accountants of British Columbia and the Vancouver Society of Financial Analysts. Mr. Drazenovic is a citizen of, and resides in, Canada. Except as otherwise stated, Mr. Drazenovic is not an officer or director of any other reporting company.

Mr. Carl A. Pescio is a director of ours. Mr. Pescio is a geologist offering more than 30 years of experience in the mining resource sector. In 1974, Mr. Pescio graduated from the University of Nevada with a Bachelor of Science in Geology. After graduating, Mr. Pescio joined Kennecott Copper Corp. as a geologist. Since 1975, Mr. Pescio has worked for numerous other natural resource companies in various positions, including: Geologist, Chief Geologist, Geological Engineer, Mine Manager, and Vice President of Exploration. Mr. Pescio’s tenure with Alta Gold between 1987 and 1991 as Vice-President of Mining and Exploration led to his interest and focus on exploration for precious metal deposits in the Nevada gold trends. Since 1991, he has focused his efforts on acquiring properties with potential for deposits large enough to interest the major mining companies in the area. Currently (and for more than the past five years) Mr. Pescio is the President of Pescio Exploration, which owns approximately 45 properties, covering more than 20,000 hectares in Nevada. More than half of Pescio Exploration’s properties are under lease and being explored by others. Mr. Pescio is also Vice-President of Exploration of, and a Director for, Mill City International Corp. Except as otherwise stated, Mr. Pescio is not an officer or director of any other reporting company.

Mr. Stanley B. Keith is a director of ours. Mr. Keith is a geologist and geochemist with 25 years experience in minerals exploration. After graduating from the University of Arizona with a Master’s degree in Geology in 1978, he worked for major companies such as Exxon Minerals, and he was a geologist for the Arizona Geological Survey. In 1983, he co-founded and continues to be the President of MagmaChem, LLC, offering highly skilled services to the exploration and mining industry. He has consulted for major mining companies, including Newmont, Barrick, BHP, Phelps-Dodge, AngloGold, and many others. Since 1993, he has worked with Dr. Abbott on numerous gold projects in Nevada, especially the Carlin Trend. Except as otherwise stated, Mr. Keith is not an officer or director of any other reporting company.

Our directors were all appointed on March 19, 2004. Directors serve until the next annual meeting or until their successors are qualified and elected. Officers serve at the discretion of the Board of Directors.

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, (1) revoking or suspending for cause any license, permit, or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice, or employment in connection with the purchase or sale of securities, or (2) convicting such person of any felony or misdemeanor involving a security or any aspect of the securities business, of theft, or of any other felony; nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Committees.

We do not have standing audit, nominating, or compensation committees of the board of directors, or committees performing similar functions, and therefore the entire board of directors performs such functions. Our common stock is not currently listed on any national exchange, and we are not required to maintain such committees by any self-regulatory agency. Management does not believe it is necessary for the board of directors to appoint such committees because the volume of matters that currently, and historically have, come before the board of directors for consideration permits each director to give sufficient time and attention to such matters to be involved in all decision making. Mr. Pescio and Mr. Keith are independent directors. All directors participate in the consideration of director nominees. We do not have a policy with regard to attendance at board meetings.

We do not currently have an audit committee financial expert. Management does not believe it is necessary for the board of directors to designate an audit committee financial expert at this time due to our limited operating history and the limited volume of matters that come before the board of directors that require such an expert.

Security holders may send communications to our board of directors by writing to Tornado Gold International Corp., 8600 Technology Way, Suite 118, Reno, Nevada 89521, attention Board of Directors or any specified director. Any correspondence received at the foregoing address to the attention of one or more directors is promptly forwarded to such director or directors.

Compliance with Section 16(a) of the Exchange Act.

Section 16(a) of the Securities Act of 1934 requires our directors, executive officers, and any persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. SEC regulations require executive officers, directors, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2005, and during the interim period ending December 26, 2006, all but one of our executive officers, directors, and greater than 10% stockholders complied with all applicable filing requirements. That one person was delinquent regarding a series of attempted sales of our common stock early in our current fiscal year.

Code of Ethics.

We have not adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We are in the process of preparing and adopting a code of ethics.

EXECUTIVE COMPENSATION

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table.

The following table sets forth the total compensation earned by or paid to our Chief Executive Officer and our other most highly-compensated executive officers for the fiscal years ended December 31, 2005 and 2004.

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Stock	Options	LTIP Payouts	All Other Compensation
		($)	($)	($)		(#)	($)
Earl W. Abbott, CEO, President, Secretary, Treasurer	2005 2004	None None	None None	None None	None None	None None	None None	$ $	89,950 (1 36,268 (2	) )
Earl T. Shannon, former president and secretary	2004	None	None	None	None	None	None		None
Steven W. Hudson, former secretary	2004	None	None	None	None	None	None		None
Scott W. Bodenweber, former CFO	2004	None	None	None	None	None	None		None

(1) Dr. Abbott received a total of $89,950 for consulting services during the year ended December 31, 2005, of which $61,775 related to mining exploration and the remaining $21,875 related to general administrative services. In addition, during 2005, Dr. Abbott was reimbursed $25,609 for travel and other company-related expenses.

(2) Dr. Abbott received a total of $36,268 for consulting services during the year ended December 31, 2004, of which $17,482 related to geological services and $18,786 related to general administrative services. In addition, during 2004, Dr. Abbott was reimbursed $9,470 for travel and company-related expenses.

Mr. Drazenovic was appointed Chief Financial Officer in March 2006 and is being paid a consulting fee of $2,500 per month. The terms of his consulting agreement are still being finalized.

Mr. Pescio and Mr. Keith are also compensated for their mining exploration services, administrative services, and travel expenses, as those services are rendered. Those services are rendered to us on a contractor basis.

Stock Options.

No stock options were granted in 2005.

Employment Agreements.

There are no employment agreements between us and any named executive officer.

Compensation of Directors.

Our directors do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors’ meetings.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the shares of our outstanding Common Stock beneficially owned as of December 26, 2006 by (i) each of our directors, nominees to the Board, and executive officers, (ii) all directors and executive officers as a group, and (iii) each other person who is known by us to own beneficially more than 5% of our Common Stock based upon 29,961,526 issued common shares.

Title of Class	Name and Address (1) of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Earl W. Abbott	3,600,000 shares	12.0%
Common Stock	George Drazenovic	No shares.	0.0%
Common Stock	Stanley B. Keith	1,800,000 shares	6.0%
Common Stock	Carl A. Pescio	1,800,000 shares	6.0%
Common Stock	All directors and named executive officers (4 persons)	7,200,000 shares	24.0%

(1) The address of each person is 8600 Technology Way, Suite 118, Reno, NV 89521.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock that may be acquired upon exercise of stock options or warrants that are currently exercisable or that become exercisable within 60 days of the date of the table are deemed to be beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. As of December 26, 2006, our management was not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-B.

SELLING STOCKHOLDERS

As used herein, the term “selling stockholder” also includes any transferees, pledgees, donees, or successors to the selling stockholders named in the table below. Pledgees could include banks, brokers, financial institutions, or other lenders. To the extent required, we will name any additional selling stockholder in a supplement to this prospectus. The selling stockholders named below are not broker-dealers registered with the SEC or entities engaged in a business that would require them to be so registered. In addition, the selling stockholders do not have any agreement or understanding, directly or indirectly, to distribute any of the shares of common stock being registered pursuant to this registration statement.

The following table sets forth certain information with respect to the number of shares of our common stock beneficially owned by each of the selling stockholders as of December 26, 2006. We have determined beneficial ownership in accordance with the rules of the SEC.

Except as otherwise indicated below, none of the selling stockholders has had any position, office, or material relationship with us or any of our affiliates within the past three years, other than as a result of the acquisition, or current ownership, of the shares being registered for sale hereby or our other securities. To our knowledge and except as described below, each of the selling stockholders has sole voting and investment power over the common stock listed in the table below. The inclusion of shares in this table does not constitute an admission of beneficial ownership for the selling stockholders. The shares being registered by this prospectus may be offered from time to time by the selling stockholders named below. For each selling stockholder, the table below assumes the sale by that selling stockholder of all of its shares of common stock available for resale under this prospectus.

Name	Number of Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares	Number of Shares Registered for Sale Hereby	Number of Shares Beneficially Owned After Offering	Percentage of Outstanding Shares
Credit Suisse Client Nominee (UK) Limited (1)	0	*	10,000,000	0	*
James Ladner	200,000	*	200,000	0	*
Claude Rey	80,000	*	80,000	0	*
Berin Smithson	100,000	*	100,000	0	*
Richard Hunt	160,000	*	160,000	0	*
Michael Hampton	160,000	*	160,000	0	*
Dominic Frisby	140,000	*	140,000	0	*
Peter Schumacher	60,000	*	60,000	0	*
Ian McLelland	130,000	*	130,000	0	*
Reinhard Schu	26,666	*	26,666	0	*
Wendy Caledeon	70,000	*	70,000	0	*
James Raby	300,000	1.3%	300,000	0	*
Yuet-Ha Mo	60,000	*	60,000	0	*
Walter Raby	140,000	*	140,000	0	*
Hector Trading Services, Ltd. (2)	333,334	1.4%	333,334	0	*

*   represents less than one percent.

(1)
Philip Richards is the person who has voting and investment control over the shares listed in the table. The warrants shall not be exercisable if, after giving effect to any such purported exercise, the holder, together with any affiliate thereof (including any person or company acting jointly or in concert with the holder) (the “Joint Actors”) would in the aggregate beneficially own, or exercise control or direction over, that number of our voting securities that is 9.99% or greater of the total of our issued and outstanding voting securities, immediately after giving effect to such exercise; provided, however, that upon the holder providing the Company with sixty-one (61) days’ notice (the “Waiver Notice”) that such holder would like to waive this provision with regard to any or all shares of common stock issuable upon exercise of the warrants, this provision will be of no force or effect with regard to all or a portion of the warrants referenced in the Waiver Notice.

We sold to this investor five million units consisting of five million Special Warrants and an equivalent number of Regular Warrants. Each Special Warrant converts into one share of common stock not later than 10 years from the closing without the tender of any additional consideration. The Special Warrants have no voting rights.

(2)	Philip Kenny is the person who has voting and investment control over the shares listed in the table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As discussed herein, we entered into agreements with a company owned by Mr. Carl A. Pescio, one of our directors, to acquire mining claims. Preliminary forms of these agreements were entered into on May 31, 2004, and were finalized on April 5, 2005.

During the year ended December 31, 2004, we incurred consulting fees for services rendered by Dr. Earl W. Abbott, our President, totaling $36,268, of which $17,482 related to mining exploration and the remaining $18,786 related to general administrative activities.

Also during the year-ended December 31, 2004, we incurred consulting fees for services rendered by a company wholly owned by Mr. Keith totaling $5,007, of which $3,361 related to mining exploration and the remaining $1,646 related to general administrative activities.

On April 15, 2005, our officers and directors agreed to redeem 27,172,800 of their shares for $7,906, or $.0002909 per share. This includes 13,586,400 shares from Dr. Abbott and 6,793,200 shares each from Messrs. Pescio and Keith. Dr. Abbott’s shares were redeemed for $3,954, and Messrs. Pescio and Keith each received $1,976 for their shares. These amounts are the equivalent to the pre-split prices they paid for their shares when they joined us in March 2004.

During the year ended December 31, 2005, we had the following transactions with related parties:

•   Pursuant to the 2004 agreements to acquire mining claims with a company owned by Mr. Pescio, we paid Mr. Pescio $140,000 related to these agreements. In addition, we incurred $5,744 to Mr. Pescio in consulting services related to mining exploration;

•   We entered into an agreement with Dr. Abbott and Mr. Keith to explore the feasibility and possible lease and acquisition of certain mining claims owned jointly by Dr. Abbott and Mr. Keith;

•   We incurred consulting fees for services rendered by Dr. Abbott totaling $89,950, of which $61,775 related to mining exploration and the remaining $28,175 related to general administrative activities. Also, we reimbursed Dr. Abbott $25,609 for travel and other company-related expenses; and

•   We incurred consulting fees for services rendered by Mr. Keith totaling $3,349, of which $1,389 related to mining exploration and the remaining $1,960 related to general administrative activities. Also, we reimbursed Mr. Keith $579 for travel and other company related expenses.

During the nine-months ended September 30, 2006, we had the following transactions with related parties:

•   We made advance lease payments of $550,000 to Mr. Pescio on our mining claims;

•   We paid Mr. Pescio $1,020,000 relating to certain agreements to acquire mining claims entered into between a company owned by Mr. Pescio and us;

•   We paid Dr. Abbott and Mr. Keith $8,294 and $12,971, respectively, in relation to certain agreements to acquire mining properties entered into between such persons and us;

•   We incurred consulting fees for services rendered by Dr. Abbott totaling $162,817, of which $107,714 related to mining exploration and $55,103 related to general administrative activities, and we reimbursed Dr. Abbott $9,209 for travel and other related expenses; and

•   We paid Mr. Drazenovic $35,000 for services rendered in his capacity as chief financial officer.

With regard to any future related-party transaction, we plan to fully disclose any and all related-party transactions when required, including, but not limited to, in prospectuses and in any and all filings with the Securities and Exchange Commission. Furthermore, we intend to obtain, when required, disinterested directors’ and stockholders’ consent.

DESCRIPTION OF PROPERTY

Property Held by us: As of the dates specified in the following table, we held the following property:

Our Facilities: As of December 26, 2006, our executive, administrative, and operating offices were located at 8600 Technology Way, Suite 118, Reno, Nevada, 89521. Our office is leased in six-month terms that automatically renew, at a cost of $1,395 per month, and consists of office space that is approximately 258 square feet. Our current lease term expires October 31, 2006, and automatically renews at that point. We believe these facilities are adequate for our current needs and that alternate facilities on similar terms would be readily available if needed.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value. Our common stock is the only class of voting securities issued and outstanding. Each share of common stock is entitled to one vote. On December 26, 2006, there were 29,961,526 shares of our common stock issued and outstanding.

Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders’ meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of common stock have cumulative voting rights for the election of directors; so each stockholder has a total number of votes equal to one vote per share times the number of directors to be elected. These votes may be cast amongst any number of nominees, including casting all votes for one nominee. The common stock bears no preemptive rights and is not subject to redemption, sinking fund, or conversion provisions.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution, or other transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as an agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers, or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold; the names of the selling stockholders; the respective purchase prices and public offering prices; the names of any agents, dealer or underwriter; and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Each selling stockholder has represented and warranted to us that, at the time it acquired the securities subject to the registration statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each selling stockholder that it may not use shares registered on the registration statement to cover short sales of our common stock made prior to the date on which the registration statement was declared effective by the Securities and Exchange Commission.

LITIGATION

We are not currently a party to any material legal proceeding.

LEGAL MATTERS

The validity of the common stock sold pursuant to this prospectus has been passed upon for us by Bryan Cave LLP, Irvine, California.

EXPERTS

Jonathon P. Reuben, C.P.A., An Accountancy Corporation, audited the Company’s consolidated financial statements for the fiscal years 2004 and 2005, as stated in his report appearing elsewhere herein, which has been so included in reliance upon the report of such person given upon his authority as an expert in accounting and auditing.

WHERE YOU CAN GET ADDITIONAL INFORMATION

We have filed this registration statement on Form SB-2 with the SEC covering the registration of shares of common stock held by the selling stockholder. This prospectus does not contain all of the information presented in the registration statement and the exhibits and schedule that were filed with the registration statement. We have omitted some of that information under the SEC’s rules and regulations. Statements in this prospectus describing or summarizing any contract or other document are not complete, and you should review the copies of those documents filed as exhibits to the registration statement for more detail.

We are subject to the information requirements of the Securities Exchange Act of 1934, and, in accordance therewith, files annual, quarterly, and current reports, proxy and information statements and other information with the SEC. These documents and the registration statement may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. You can also get copies of these documents through the SEC’s Internet address at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We maintain our website at www.tornadogold.com. Our Web site and the information contained or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Tornado Gold International Corp.
Financial Statements
Years Ended December 31, 2005 and 2004
Three Months Ended September 30, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
Tornado Gold International Corp. (formerly Nucotec, Inc.)
Reno, Nevada

We have audited the accompanying balance sheet of Tornado Gold International, Inc. (formerly Nucotec, Inc.) as of December 31, 2005 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2005 and 2004 and during the Company’s exploratory stage (March 19, 2004 through December 31, 2005). These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tornado Gold International Corp. as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, and for the period from March 19, 2004 through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the accompanying financial statements, the Company has no established source of material revenue, has incurred a net loss from continuing operations of $616,859, and at December 31, 2005 had a negative working capital of $386,238 and had an accumulated deficit of $1,539,618, all of which raise a substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also discussed in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Jonathon Reuben
Certified Public Accountants

Torrance, California
March 31, 2006

Tornado Gold International Corp.
(formerly Nucotec, Inc.)
(An Exploratory Stage Company)
Balance Sheet

December 31,
2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$64,333
Prepaid expenses	6,395

TOTAL CURRENT ASSETS	70,728

MINING CLAIMS	524,333

TOTAL ASSETS	$595,061

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$13,301
Notes payable (including accrued interest of $12,687)	443,665

TOTAL CURRENT LIABILITIES	456,966

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' EQUITY
Common stock; $0.001 par value; 100,000,000 shares
authorized; 28,791,726 shares issued and outstanding	28,792
Additional paid in capital	1,693,305
Accumulated deficit	(704,993)
Deficit accumulated during the exploratory stage	(878,591)
Subscription receivable	(418)
TOTAL STOCKHOLDERS' EQUITY	138,095

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$595,061

The accompanying notes are an integral part of these financial statements

Tornado Gold International Corp.
(formerly Nucotec, Inc.)
(An Exploratory Stage Company)
Statements of Operations

			From
			Marh 19. 2004
	Years Ended		through
	December 31,	December 31,	December 31,
	2004	2005	2005

NET REVENUE	$-	$-	$-

OPERATING EXPENSES
Compensation expense on option grant	4,540	17,869	22,409
Mining exploration expenses	51,388	404,543	455,931
General and administrative expenses	147,931	158,522	306,453
	203,859	580,934	784,793

LOSS FROM OPERATIONS	(203,859)	(580,934)	(784,793)

OTHER INCOME (EXPENSE)
Interest expense	(57,873)	(35,925)	(93,798)

TOTAL OTHER INCOME (EXPENSE)	(57,873)	(35,925)	(93,798)

LOSS BEFORE PROVISION FOR INCOME TAXES
AND DISCONTINUED OPERATIONS	(261,732)	(616,859)	(878,591)

PROVISION FOR INCOME TAXES	-	-	-

NET LOSS FROM CONTINUING OPERATIONS	(261,732)	(616,859)	$(878,591)

DISCONTINUED OPERATONS:
Loss from operations of discontinued operations	871	-
	871	-

NET LOSS	$(260,861)	$(616,859)

NET LOSS PER SHARE - BASIC AND DILUTED
Continuing operations	$(0.00)	$(0.02)
Discontinued operations	(0.00)	(0.02)
	$(0.00)	$(0.02)
WEIGHTED AVERAGE COMMON EQUIVALENT
SHARES OUTSTANDING - BASIC AND DILUTED	573,790,330	35,582,682

The accompanying notes are an integral part of these financial statements

Tornado Gold International Corp.
(formerly Nucotec, Inc.)
(An Exploratory Stage Company)
Consolidated Statement of Stockholders' Equity

For the Years Ended December 31, 2005 and 2004

							Deficit
							Accumulated
					Additional		During the
		Common Stock			Paid-in	Accumulated	Exploratory	Subsciption
		Shares		Amount	Capital	Deficit	Stage	Receivable	Total
	Date	Pre-split	Post-Split

Balance, December 31, 2003		6,076,000	2,486,299,200	$2,486,299	$-	$(2,574,457)	$-	$-	$(88,158)

Redemption of shares for Saltys	3/19/04	(5,110,200)	(2,091,093,840)	(2,091,094)	-	2,087,402	-	-	(3,692)
Redemption of shares for cash	3/19/04	(917,800)	(375,563,760)	(375,564)	-	(194,436)	-	-	(570,000)
Issuance of shares for cash	3/19/04	84,000	34,372,800	34,373	-	(24,373)		-	10,000
Fair value of options granted to consultants	3/19/04	-	-	-	4,540	-	-	-	4,540
Gain on settlement of notes	4/15/04	-	-	-	49,309	-	-	-	49,309
Net income (loss)		-	-	-	-	871	(261,732)	-	(260,861)

Balance, December 31, 2004		132,000	54,014,400	54,014	53,849	(704,993)	(261,732)	-	(858,862)

Coversion of notes payabe and accrued interest into shares of common stock	4/15/05	1,104,271	1,325,126	1,325	1,102,946	-	-	-	1,104,271
Redemption of shares for cash	4/15/05	(79,685)	(27,172,800)	(27,172)	19,266	-	-	-	(7,906)
Issuance of shares for cash	12/13/05	625,000	625,000	625	499,375	-	-	(418)	499,582
Fair value of options granted to consultants	Various	-	-	-	17,869	-	-	-	17,869
Net loss		-	-	-	-	-	(616,859)	-	(616,859)

Balance, December 31, 2005		1,781,586	28,791,726	$28,792	$1,693,305	$(704,993)	$(878,591)	$(418)	$138,095

The accompanying notes are an integral part of these financial statements

Tornado Gold International Corp.
(formerly Nucotec, Inc.)
(An Exploratory Stage Company)
Statements of Cash Flows

			From
			March 19. 2004
	Years Ended		through
	December 31,	December 31,	December 31,
	2004	2005	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(260,861)	$(616,859)	$(878,591)
Adjustment to reconcile net loss to net cash
used in operating activities:
Value of options/warrants granted for services	4,540	17,869	22,409
Changes in:
Accounts receivable	52	-	-
Inventory	680	-	-
Prepaid expenses and other current assets	(1,395)	(5,000)	(1,395)
Accounts payable and accrued expenses	58,420	44,710	101,089

Net cash used in operating activities	(198,564)	(559,280)	(756,488)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of mining claims	(122,151)	(402,182)	(524,333)

Net cash used in investing activities	(122,151)	(402,182)	(524,333)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	975,000	480,978	1,455,978
Payment on note payable, related party	(42,500)	-	(42,500)
Repurchase of shares of common stock	(570,000)	(7,906)	(577,906)
Proceeds from issuance of common stock	10,000	499,582	509,582
Transfer of Salty's Warehouse, Inc's cash balance at date of disposition	(6,068)	-	-

Net cash provided by financing activities	366,432	972,654	1,345,154

Net change in cash and cash equivalents	45,717	11,192	$64,333

CASH AND CASH EQUIVALENTS, Beginning of year	7,424	53,141

CASH AND CASH EQUIVALENTS, End of year	$53,141	$64,333

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$-	$-	-
Income taxes paid	$-	$-	-

The accompanying notes are an integral part of these financial statements

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

Note 1 - Organization

Organization

Tornado Gold International Corp. (formerly Nucotec, Inc.) was incorporated in the state of Nevada on October 8, 2001. On July 7, 2004, the name of the company was officially changed to Tornado Gold International Corp. (the “Company”). Prior to the plan of reorganization (see Note 2 below) which occurred on March 19, 2004, the Company through its subsidiary, Salty's Warehouse, Inc. sold various home and automobile electronic equipment, computer accessories and supplies. The Company is currently in the exploratory stage with its principal activity being the exploration of mining properties for future commercial development and production (See Note 3).

Note 2 - Summary of Significant Accounting Policies

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has no established source of material revenue, has incurred a net loss for the year ended December 31, 2005 of $616,859, and at December 31, 2005 had a negative working capital of $386,238 and had an accumulated deficit of $1,539,618. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

The Company plans to raise additional operating funds through equity or debt financing. There is no assurance that the Company will be able to arrange for financing and has not, to date, had any substantive discussions with any third parties regarding such financing.

The holders of the Company's notes payable recent converted all principal and accrued interest into shares of the Company's common stock.

Stock Split

On April 19, 2004, the Company authorized a 50 for 1 stock split. On August 18, 2004, the Company authorized a 6.82 for 1 stock split. On May 16, 2005, the Company authorized a 1.20 for 1 stock split. The accompanying financial statements have been retroactively restated to present the effect of these three stock splits.

Plan of Reorganization

On March 19, 2004, Earl T. Shannon, Steven W. Hudson, and Scott W. Bodenweber agreed to redeem 2,091,093,840 (5,110,200 pre-split) of their shares of the Company's common stock in exchange for all of the Company's shares of Salty's Warehouse, Inc. and to redeem 375,563,760 (917,800 pre-split) of their shares of the Company's common stock in exchange for $570,000. As a condition to these transactions, Messrs. Shannon, Hudson, and Bodenweber resigned as officers of the Company. Earl W. Abbott was appointed President, Chief Financial Officer and Secretary of the Company. In addition, Mr. Abbott, Carl A. Pescio and Stanley B. Keith have collectively purchased 34,372,800 (84,000 pre-split) shares of common stock from the Company for $10,000. Mr. Abbott, Mr. Pescio and Mr. Keith replaced Messrs. Shannon, Hudson and Bodenweber on the Board of Directors of the Company.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

Stock Based Compensation

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25,"Accounting for Stock Issued to Employees," to account for stock-based compensation. The Company has elected to use the intrinsic value based method and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation. The Company uses the fair value method for options granted to non-employees. There were no options issued to employees during the year ended December 31, 2005 and 2004; therefore the pro forma disclosure is not presented.

We had agreed to grant, but ultimately did not grant, options to Dr. Abbott and Messrs. Pescio and Keith, which, if consummated, would have had the following attributes:

Earl W. Abbott: up to 500,000 options, of which 250,000 would vest on December 15, 2005 at an exercise price of $1.00 per share and another 250,000 which would vest when the Company acquires a mining project with a drill-indicated resource (1) of at least 1.5 million ounces of gold or gold-equivalent (2) and if financing can be arranged; the exercise price of these options will be $1.00 per share.

Stanley B. Keith and Carl A. Pescio would each to receive the following: up to 250,000 options, of which 125,000 would vest on December 15, 2005 at an exercise price of $1.00 per share and 125,000 which would vest according to the same mining project schedule as above.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments

For certain of the Company's financial instruments, including cash, deposits, accounts payable and accrued interest, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

Revenue Recognition

The Company accounted for revenues from its Salty's Warehouse, Inc. subsidiary pursuant to SAB 101 -“Revenue Recognition” and EITF 99-19 -“Reporting Revenue Gross as a Principal versus Net as an Agent.”  Net revenue as an agent, from the sale of products (consisting primarily of automobile electronic equipment, home electronics, computer accessories and supplies) are recognized when title to the products are transferred to the customer (product shipment) and only when no further contingencies or material performance obligations are warranted and, thereby, have earned the right to receive and retain reasonably assured payments.

The Company has not generated any revenue from it mining operations.

Mining Costs

Costs incurred to purchase, lease or otherwise acquire property are capitalized when incurred. General exploration costs and costs to maintain rights and leases are expensed as incurred. Management periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management takes into consideration various information including, but not limited to, historical production records taken from previous mine operations, results of exploration activities conducted to date, estimated future prices and reports and opinions of outside consultants. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss Per Share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options to purchase common shares would have an anti-dilutive effect. The only potential common shares as of December 31, 2005 were 210,000 options and 650,000 warrants that have been excluded from the computation of diluted net loss per share because the effect would have been anti-dilutive. If such shares were included in diluted EPS, they would have resulted in weighted-average common shares of 35,692,201 and 573,837,508 for the year ended December 31, 2005 and 2004, respectively.

Reclassification

Certain reclassifications have been made to the 2004 balances to conform to the 2005 presentation.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes the adoption of this standard will have no material impact on its financial statements.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The Company believes the adoption of this standard will have no material impact on its financial statements.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006. The Company believes the adoption of this standard may have a significant impact on its financial statements.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its financial position or results of operations.

Note 3 - Mining Claims

On May 31, 2004, the Company entered into four agreements with a company wholly owned by Mr. Carl Pescio ("Pescio"), a Director of the Company, to lease four mining properties. Terms of each of the four leases are as follows:

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

A schedule of the advanced lease payments for each of the four properties is as follows:

Due Date	Amount
June 5, 2004	$15,000
May 15, 2005	$22,500
February 5, 2006	$30,000
February 5, 2007	$37,500
February 5, 2008	$50,000
February 5, 2009	$62,500
February 5, 2010	$75,000
February 5, 2011 and each year thereafter until
production commences	$100,000

Upon completion of a bankable feasibility study and payments totaling $105,000, the Company will own 100% of the property subject to a continuing production royalty of 4%. Once the $105,000 is paid, all subsequent payments will convert into advance minimum royalty payments that are credited against the 4% production royalty due. A 1% royalty is also due Pescio on production on property consisting of a 2 mile circumference surrounding the leased property.

The Company will pay additional land acquisition and filling fees on the property. The Company is committed to drill 5,000 feet on the property in each year commencing on or before September 1, 2006 and continuing until the completion of the feasibility study. Excess footage drilled in any year will be carried forward to subsequent years. The Company has the option to pay Pescio $10 per foot committed to and not drilled.

Prior to the completion of the feasibility study, the Company has the right to purchase 2% of the 4% production royalty for $1,500,000 for each percentage point. The Company also has the option to purchase 50% of the 1% royalty for $500,000.

The Company shall be responsible for all environmental liabilities and reclamation costs it creates and indemnifies Pescio against any such claims or obligations. The Company can terminate the lease at any time by giving 30 days notice provided that there are no outstanding environmental or reclamation liabilities and that all lease and production royalty payments are current.

On October 3, 2005, the Company paid the Bureau of Land Management $30,875 as consideration on the Exploration License and Option to Lease Agreement entered into between the Company and Mr. Earl Abbott, and Stanley Keith (“the owners”), to explore 247 claims (nearly 5,000 acres) known as the Jack Creek Property. Mr. Abbott is the Company’s President and Mr. Keith is a Company Director.

Under the preliminary terms of this agreement, the Company was granted a license to explore the property for a period of six-months to determine what claims, if any, it wishes to lease. While the term of the license is for six-months, the Company has the option to extend.

If the Company leases all of the 247 claims, it will be required to make the following advance lease payments:

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

Due Date	Amount
Upon signing	$22,500
1st anniversary	$30,000
2nd anniversary	$37,500
3rd anniversary	$50,000
4th anniversary	$62,500
5th anniversary and each anniversary thereafter	$100,000

If any payments due by the Company to the owners are not paid within 30 days of its due date, interest will begin to accrue on the late payment at a rate of 2% over the prime rate established by the Department of Business and Industry of the State of Nevada.

Upon completion of a bankable feasibility study and payments totaling $140,000, all subsequent payments will convert into advance minimum royalty payments that are credited against the 4% production royalty due. A 1% royalty is also due the owners on production on property consisting of a 2-mile circumference surrounding the leased property.

The Company shall have the option to purchase one-half (1/2) of the Royalty applicable to the Property representing two percent (2%) of the Net Smelter Returns. The Company shall have the right to elect to purchase such part of the Royalty in increments representing one percent (1%) of the Net Smelter Returns and the purchase price for each such increment shall be One Million Five Hundred Thousand Dollars ($1,500,000). The Company shall have the option to purchase one-half (1/2) of the Area of Interest Royalty applicable to mineral rights, mining claims and properties which Tornado acquires from third parties representing one-half percent (.5%) of the Net Smelter Returns. The purchase price for such part of the Area of Interest Royalty shall be Five Hundred Thousand Dollars ($500,000) for the one-half percent (.5%) of the Area of Interest Royalty applicable to mineral rights, mining claims and properties that Tornado acquires from any third party.

The Company shall be responsible for all environmental liabilities and reclamation costs it creates and indemnifies the owners against any such claims or obligations. The Company can terminate the lease at any time by giving 30 days notice provided that there are no outstanding environmental or reclamation liabilities and that all lease and production royalty payments are current.

The terms and obligations disclosed above are based upon preliminary agreements of the parties still under review and may be subject to change.

On October 6, 2005, the Company entered into a preliminary agreement with Mr. Carl Pescio, a Director of the Company, to lease 10 mineral properties (about 1,300 claims) in Nevada. Under the term of the preliminary agreement, the Company is to make advance lease payments to Mr. Pescio on each property based upon the following schedule:

Due Date	Amount
Upon signing	$35,000
1st anniversary	$55,000
2nd anniversary	$75,000
3rd anniversary	$100,000
4th anniversary	$125,000
5th anniversary	$150,000
6th anniversary and each anniversary thereafter	$200,000

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

The above $35,000 advance in 2005 was to be paid in installments of $5,000 upon signing. The remaining $30,000 was paid in 2006. The Company is currently in renegotiations with Mr. Pescio to finalize the actual terms of the 10 leases.

Based upon the actual terms of the leases acquired in May 2004 and the preliminary terms of the leases acquired in October 2005, the Company’s obligation for minimum lease payments on these 15 properties is as follows:

2006	$692,500	*
2007	$930,000
2008	$1,237,500
2009	$1,550,000
2010	$1,862,500
Minimum lease payments in Subsequent years	$2,500,000

* (Excludes the $300,000 paid in 2006 on the above 10 mining properties)

A Description of the mining properties leased by the Company is as follows:

The NTGreen Property is located in central Lander County, Nevada about 40 miles southwest of the town of Battle Mountain.  The property is within the Battle Mountain/Eureka (Cortez) Trend at the northern end of the Toiyabe Range.

The HMD Gold Property is located in Eureka County, Nevada along the west side of the Cortez Range, about 30 miles southwest of the town of Carlin, and about 10 miles north of the Buckhorn deposit.  Access to the property is gained by driving 41 miles west of Elko on I-80, then 20 miles south on SH-306 to the town of Crescent Valley.  A well-maintained gravel road leads east-southeast past the Hot Springs Point to the vicinity of the Dean Ranch.  A two-track road leads to the southeast and the property position is reached in about one-half mile.

The Goodwin Hill Gold Property is located in east central Lander County, Nevada about 60 miles south of the town of Battle Mountain and about 25 miles northeast of the town of Austin.  It is positioned in grass Valley between the Simpson Park Range to the east and the Toiyabe Range to the west.

The Wilson Peak Property is located in Elko County, Nevada about 70 miles north of the town of Elko and about 20 miles north of the town of Tuscarora.  The property area is west of the Independence Gold Trend and is part of a north-south line of gold-silver occurrences in Tertiary volcanic rocks.

Jack Creek Property is located in the northern Independence Range about 50 miles north of Elko, Elko County, Nevada. It is comprised of 247 lode mining claims (nearly 5,000 acres) adjacent to Gateway Gold Corp.’s (TSX Venture:GTQ) Big Springs and Dorsey Creek Properties. About 3 miles to the northeast.

Stargo Property is located in the Monitor Range about 45 miles southwest of the town of Eureka and about 20 miles west of the Northumberland Mine and comprises of a total of 257 lode claims (about 5,140 acres) in Nye County, Nevada.

West Whistler Property is located on the west flank of Whistler Mountain, about 10 miles northwest of the town of Eureka and comprises of a total of 103 lode claims (about 2,060 acres) in Eureka County, Nevada.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

Brock Property is located in the Monitor Range about 36 miles southwest of the town of Eureka and about 24 miles northeast of the Northumberland Mine and comprises a total of 222 lode claims (about 4,440 acres) in Eureka County, Nevada.

Horseshoe Basin Property is located in the Fish Creek Mountains about 30 miles south of the town of Battle Mountain and about 4 miles south of the McCoy and Cove deposits

South Lone Mountain Property is located on the west flank of the Mountain Boy Range in Antelope Valley about 15 miles southwest of the town of Eureka and consists of a total of 140 lode claims (about 2,800 acres) in Eureka County, Nevada

Golconda Property is located in Rock Creek Valley about 12 miles east of the town of Winnemucca and near the intersection of the Getchell Trend and the north end of the Battle Mountain-Eureka Trend and comprises of a total of 108 lode claims (about 2,160 acres) in Humboldt County, Nevada.

North Battle Mountain Property is located in the Sheep Creek Range about 4 miles northeast of the town of Battle Mountain near the northern extension of the Battle Mountain-Eureka (Cortez) Trend and comprises a total of 73 lode claims (about 1,460 acres) in Lander County, Nevada.

Dry Hills Property is located in the Dry Hills about 20 miles southwest of the town of Carlin and .comprises of a total of 96 lode claims (about 1,920 acres) in Eureka County, Nevada.

Walti Property is located in Grass Valley about 62 miles south of the town of Carlin and consists of a total of 402 lode claims (about 8,040 acres) in Eureka and Lander Counties, Nevada.

Marr Property is located between the Fish Creek Mountains and the Ravenswood Mountains about 50 miles southwest of the town of Battle Mountain. The property is along the Western Nevada Rift and consists of a total of 93 lode claims (about 1,840 acres) in Lander County, Nevada.

As of December 31, 2005, the Company incurred a total of $524,333 in acquisition costs. The Company has recently commenced its exploration of its properties and has yet to determine whether any of its properties are commercially feasible. In order for the Company to complete its analysis, additional funding is required.

Note 4 - Notes Payable

On April 15, 2005, the holders of the notes payable converted the principal amount of the notes totaling $1,025,000 and accrued interest of $79,271 into 1,325,126 shares of the Company's common stock.

On July 1, 2005, the Company borrowed $100,000 from Gatinara Holdings, Inc., an unrelated third party. The loan is evidenced by an unsecured promissory note. The note accrues interest at 8% per annum and matures on December 31, 2006. Accrued interest related to this note at December 31, 2005 amounted to $4,011.

From August 9, 2005 to October 5, 2005, the Company borrowed a total of $330,978 from Greenshoe Investment, Inc., an unrelated third party. The loans are evidenced by unsecured promissory notes. The notes accrue interest at 8% per annum and matures on December 31, 2006. Accrued interest related to these notes at December 31, 2005 amounted to $8,676.

Note 5 - Stockholders' Equity

Common stock

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

On April 19, 2004, the Company authorized a 50 for 1 stock split. On August 18, 2004, the Company authorized a 6.82 for 1 stock split. On May 16, 2005, the Company authorized a 1.20 for 1 stock split. In addition, the Company increased it authorized shares to 100,000,000. The accompanying financial statements have been retroactively restated to present the effect of these three stock splits.

On March 19, 2004, Earl T. Shannon, Steven W. Hudson, and Scott W. Bodenweber redeemed 2,091,093,840 shares (post-split) of the Company’s common stock in exchange for all of the Company's shares of Salty's Warehouse, Inc.

In March 2004, Earl T. Shannon, Steven W. Hudson, and Scott W. Bodenweber redeemed 375,563,760 (post-split) of their shares of the Company’s common stock in exchange for $570,000.

In March 2004, Mr. Earl W. Abbott, Carl A. Pescio and Stanley B. Keith (the new management of the Company) collectively purchased 34,372,800 (post-split)/84,000 (pre-split) shares of common stock from the Company for $10,000. The payment for these shares was received in April 2004. At the time of the issuance of these shares to new management, none of our shares of common stock had been traded in the public markets. Since our perceived aggregate value was minimal, the new management decided to pay a nominal amount for the 84,000 (pre-split) shares of common stock.

On April 15, 2005, the Company's officers and directors agreed to redeem 27,172,800 of their shares for $7,906 or $.0002909 per share. The new management desired to decrease their percentage ownership interest of us, as well as the number of our outstanding shares of common stock, so they agreed to sell their shares of common stock back to us for the amount they initially paid for them. This includes 13,586,400 shares from Dr. Abbott, and 6,793,200 shares each from Messrs. Pescio and Keith. Dr. Abbott's shares were redeemed for $3,954, and Messrs. Pescio and Keith each received $1,976 for their shares. These amounts are the equivalent to the pre-split prices they paid for their shares when they joined the Company in March 2004. The $7,906 was paid during the three months ended September 30, 2005.

As discussed in Note 4, on April 15, 2005, the holders of the notes payable converted the principal amount of the notes totaling $1,025,000 and accrued interest of $79,271 into 1,325,126 shares of the Company's common stock.

In the 4th quarter of 2005, the Company sold 625,000 shares of common stock to an investor for total cash proceeds of $500,000. In connection with this transaction, the Company also issued to this investor a warrant to purchase 625,000 shares of common stock for $0.85 per shares. As of December 31, 2005, the Company received $499,582. The remaining $418 has been charged to equity and included in subscription receivable.

 Options and Warrants:

In March 2004, the Company issued 60,000 options to former employees of the Company. The fair value for these options was estimated to be $4,540 and has been recorded as an expense in the accompanying statement of operations. The fair value was estimated using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.5%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 50%; and a weighted average expected life of the option of 10 years, respectively.

In accordance with a consulting agreement with Access Capital Management Corp., the Company issued Access Capital, 25,000 options in September 2005 to purchase shares of the Company’s common stock for $0.75 per shares. These options were valued using the Black-Scholes option pricing model using the following assumptions: term of 1,853 days, a risk-free interest rate of 3.85%, a dividend yield of 0% and volatility of 63%. The value of these options of $12,075 was amortized over the three-month initial term of the agreement and was charged to operations in 2005.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

In December 2005, the Company extended the term of the agreement and granted Access an additional 125,000 options to purchase shares of the Company’s common stock at a price of $0.75 per shares. These options were valued using the Black-Scholes option pricing model using the following assumptions: term of 1,762 days, a risk-free interest rate of 4.45%, a dividend yield of 0% and volatility of 71%. These options were valued $52,150 and are being amortized over the nine month remaining term of the agreement. In 2005, $5,794 was charged to operations in 2005.

The 150,000 options granted in 2005 expire on September 28, 2010 unless Access Capital no longer provides services for the Company whereby the options expire one year from the date of termination.

As discussed above, in connection with the issuance of the 625,000 shares of the Company’s common stock, the Company granted 625,000 warrants to purchase shares of the Company’s common stock at $.85 per share.

The following table summarizes the options and warrants outstanding:

	Option/Warrants	Weighted- Average Exercise Price
Balance, December 31, 2003	852,000,000	$0.0000
Canceled	(852,000,000)	$0.0000
Granted	60,000	$0.0000
Balance, December 31, 2004	60,000	$0.1500
Granted	775,000	$0.8306
Balance, December 31, 2005	835,000	$0.7817

Note 6 - Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 2005 are as follows:

Deferred tax assets:
Net operating loss	$221,000
Less valuation allowance	(221,000)
$—

At December 31, 2005, the Company had federal net operating loss ("NOL") carryforwards of approximately $650,000. Federal NOLs could, if unused, begin to expire in 2017.

The valuation allowance increased by approximately $96,000 and $86,000 during the year ended December 31, 2005 and 2004, respectively.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

The reconciliation of the effective income tax rate to the federal statutory rate for the years ended December 31, 2005 and 2004 is as follows:

	2005	2004
Federal income tax rate	(34.0%)	(34.0%)
State tax, net of federal benefit	—	—
Loss for which no federal benefit was received	34.0%	34.0%
Effective income tax rate	0.0%	0.0%

Utilization of the net operating loss and tax credit carryforwards is subject to significant limitations imposed by the change in control under I.R.C. 382, limiting its annual utilization to the value of the Company at the date of change in control times the federal discount rate.

Note 7 - Discontinued Operation

On March 19, 2004, Earl T. Shannon, Steven W. Hudson, and Scott W. Bodenweber agreed that 2,091,093,840 (post-split) of their shares of the Company will be redeemed by the Company in exchange for all of the Company's shares of Salty's Warehouse, Inc. As a result of this transaction, the operations of Salty's has been shown as a discontinued operation in the accompanying financial statements.

Salty's revenues were $1,415 for the period starting January 1, 2004 to March 19, 2004. The results of operations of Salty's have been reported separately as discontinued operations.

Actual net income (loss) of Salty's during the period from January 1, 2004 through March 19, 2004 was $871. The gain on the disposition of Salty's was $1,418, which has been recorded directly to stockholders' deficit since this was a transaction among related parties. The gain is the difference between the par value of the original 5,110,200 shares redeemed ($5,110) less the cost bases of the relinquished net assets of Salty’s, which totals $3,692. The gain was calculated under FASB 153, which states that non-monetary exchanges are measured based upon the recorded amount of the non-monetary asset relinquished when the exchange lacks commercial substance.

The following is a summary of the net assets of Salty’s at March 19, 2004:

March 19, 2004
Assets:
Cash	$6,068

Total assets	$6,068

Liabilities:
Accounts payable	$1,371
Accrued expenses	1,005

Total liabilities	$2,376

Net assets of discontinued operations	$3,692

The gain on the disposition of Salty's of $1,418 was calculated as the difference in the value of the stock returned of $5,110 and the net assets of Salty's of $3,692.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR YEARS ENDED
DECEMBER 31, 2005 AND 2004

Note 8 - Related Party Transactions

During the years ended December 31, 2005 and 2004, the Company had the following transactions with related parties:

As discussed in Note 3, the Company entered into agreements with a company owned by Mr. Carl Pescio, a Director of the Company, to acquire mining claims. During the year ended December 31, 2005 and 2004, the Company paid Mr. Pescio $140,000 and $60,000, respectively, related to these agreements. In addition, during the years ended December 31, 2005 and 2004, the Company incurred $5,744 and $0, respectively to Mr. Pescio for consulting services related to mining exploration.

As further discussed in Note 3, the Company entered into an agreement with Mr. Earl Abbott and Mr. Stanley Keith to explore the feasibility and possible lease and acquisition of certain mining claims owned jointly by Mr. Abbott and Mr. Keith.

During the year ended December 31, 2005, the Company incurred consulting fees for services rendered by Mr. Earl Abbott, the Company's President totaling $89,950 of which $61,775 related to mining exploration and the remaining $28,175 related to was charged to general administrative activities. The Company also during the year ended December 31, 2005, the Company reimbursed Mr. Abbott $25,609 for travel and other company related expenses.

During the year ended December 31, 2004, the Company incurred consulting fees for services rendered by Mr. Earl Abbott, the Company's President totaling $36,268 of which $17,482 related to mining exploration and the remaining $18,786 related to was charged to general administrative activities. The Company also during the year ended December 31, 2004, the Company reimbursed Mr. Abbott $9,470 for travel and other company related expenses.

During the year ended December 31, 2005, the Company incurred consulting fees for services rendered by Mr. Stanley Keith, a director of the Company totaling $3,349 of which $1,389 related to mining exploration and the remaining $1,960 related to was charged to general administrative activities. The Company also during the year ended December 31, 2005, the Company reimbursed Mr. Keith $579 for travel and other company related expenses.

During the year ended December 31, 2004, the Company incurred consulting fees for services rendered by Mr. Stanley Keith, a director of the Company totaling $5,007 of which $3,361 related to mining exploration and the remaining $1,646 related to was charged to general administrative activities.

As of April 15, 2005, the Company adopted its 2005 stock option plan to compensate its directors as discussed in Note 2 above.

Note 9 - Subsequent Events

During the three months ended March 31, 2006, the Company received $649.838 through the issuance of 3 convertible debentures, each bear interest at an annual rate of 8% and mature on December 31, 2006, when the principal and accrued interest become fully due and payable. The Company has the sole right to convert the three notes in its common shares at a rate of $1.00 per share.

During the three months ended March 31, 2006, the Company made advance lease payments to Mr. Carl Pescio on its mining claims totaling $550,000.

The accompanying notes are an integral part of these financial statements.

Tornado Gold International Corp.
(An Exploratory Stage Company)
BALANCE SHEET

September 30,
2006
(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$504,736
Prepaid expenses	1,413

TOTAL CURRENT ASSETS	506,149

MINING CLAIMS	1,565,597

OTHER ASSETS
Intangible assets	1,868

TOTAL ASSETS	$2,073,614

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable - related party	$12,875
Accounts payable - others	116,962
Notes payable (including accrued interest of $72,218)	1,153,034

TOTAL CURRENT LIABILITIES	1,282,871

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' EQUITY
Common stock; $0.001 par value; 100,000,000 shares
authorized; 29,961,526 shares issued and outstanding	29,962
Additional paid in capital	1,912,307
Accumulated deficit	(704,993)
Deficit accumulated during the exploratory stage	(1,946,115)
Subscribed warrants	1,500,000
Stock subscription receivable	(418)
TOTAL STOCKHOLDERS' EQUITY	790,743

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,073,614

The accompanying notes are an integral part of these financial statements.

Tornado Gold International Corp.
(An Exploratory Stage Company)
STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		From March 19, 2004 through September 30,
	2006	2005	2006	2005	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
NET REVENUE	$-	$-	$-	$-	$-

OPERATING EXPENSES
Compensation expense on option grants	11,589	12,269	46,356	12,269	68,765
Mining exploration expenses	522,978	24,983	604,245	45,983	1,060,176
General and administrative expenses	148,074	28,873	357,392	111,452	663,845
	682,641	66,125	1,007,993	169,704	1,792,786

LOSS FROM OPERATIONS	(682,641)	(66,125)	(1,007,993)	(169,704)	(1,792,786)

OTHER INCOME (EXPENSE)
Interest expense	(21,793)	(4,106)	(59,531)	(27,344)	(153,329)

TOTAL OTHER INCOME (EXPENSE)	(21,793)	(4,106)	(59,531)	(27,344)	(153,329)

LOSS BEFORE PROVISION FOR INCOME TAXES	(704,434)	(70,231)	(1,067,524)	(197,048)	(1,946,115)

PROVISION FOR INCOME TAXES	-	-	-	-	-

NET LOSS	$(704,434)	$(70,231)	$(1,067,524)	$(197,048)	(1,946,115)

NET LOSS PER SHARE - BASIC AND DILUTED	$(0.02)	$(0.00)	$(0.04)	$(0.01)

WEIGHTED AVERAGE COMMON EQUIVALENT
SHARES OUTSTANDING - BASIC AND DILUTED	29,799,733	28,166,726	29,133,601	38,108,139

The accompanying notes are an integral part of these financial statements.

Tornado Gold International Corp.
(An Exploratory Stage Company)
STATEMENTS OF CASH FLOWS

	For the Nine Months Ended		From March 19, 2004
	September 30,		through
	2006	2005	September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continuing operations	$(1,067,524)	$(197,048)	$(1,946,115)
Adjustment to reconcile net loss to net cash
used in operating activities:
Value of options and warrants granted for services	46,356	12,269	68,765
Changes in:
Prepaid expenses and other current assets	3,115	(30,875)	1,720
Accounts payable and accrued expenses	176,068	42,993	277,157

Net cash used in operating activities	(841,985)	(172,661)	(1,598,473)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of mining claims	(1,041,266)	(233,014)	(1,565,599)

Net cash used in investing activities	(1,041,266)	(233,014)	(1,565,599)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	649,838	381,000	2,105,816
Proceeds from issuance of common stock	347,220	-	856,802
Proceeds from subscribed warrants	1,500,000	-	1,500,000
Offering costs	(173,404)	-	(173,404)
Payment on note payable - related party	-	-	(42,500)
Repurchase of shares on common stock	-	(7,906)	(577,906)

Net cash provided by financing activities	2,323,654	373,094	3,668,808

NET CASH PROVIDED BY CONTINUING OPERATIONS	440,403	(32,581)	504,736

CASH AND CASH EQUIVALENTS, Beginning of year	64,333	53,141	-

CASH AND CASH EQUIVALENTS, End of year	$504,736	$20,560	$504,736

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Organization

Tornado Gold International Corp. (formerly Nucotec, Inc.) was incorporated in the state of Nevada on October 8, 2001. On July 7, 2004, the name of the company was officially changed to Tornado Gold International Corp. (the “Company”). The Company is currently in the exploratory stage with its principal activity being the exploration of mining properties for future commercial development and production (See Note 3).

Basis of Presentation

The accompanying interim financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting.  These interim financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to present fairly the balance sheet, operating results, and cash flows for the periods presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Operating results for the nine months ended September 30, 2006, are not necessarily indicative of the results that may be expected for the year ending December 31, 2006, or for any other interim period during such year.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted in accordance with the rules and regulations of the SEC.  These interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Form 10-KSB for the year ended December 31, 2005.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has no established source of material revenue; has incurred a net loss for the nine-months ended September 30, 2006, of $1,067,524; as of September 30, 2006, has a negative working capital of $776,722; and has an accumulated deficit since its inception of $2,651,108. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence: The Company plans to raise additional operating funds through equity or debt financing. There is no assurance that the Company will be able to arrange for financing and has not, to date, had any substantive discussions with any third parties regarding such financing. (See Note 4)

Stock Split

On April 19, 2004, the Company authorized a 50-for-1 stock split. On August 18, 2004, the Company authorized a 6.82-for-1 stock split. On May 16, 2005, the Company authorized a 1.20-for-1 stock split. All references in the accompanying financial statements to the number of shares outstanding and per-share amounts have been restated to reflect the various indicated stock splits.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

Restatements to Prior Periods Financial Statements

For the quarters ended March 31, 2006 and June 30, 2006, the Company failed to include in operations compensation expense attributed to its granting of stock options to a consultant as discussed in Note 5. A reconciliation of the net loss as restated for the three months ended March 31, 2006, and for the three months and six months ended June 30, 2006, are as follows:

	For the Three Months Ended March 31, 2006	For the Three Months Ended June 30, 2006	For the Six Months Ended June 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)
Net loss as originally reported	$(139,951)	(188,372)	(328,323)
Compensation expense on option grant	(17,383)	(17,383)	(34,766)
Net loss as restated	$(157,334)	(205,755)	(363,089)

Net loss per share
As originally reported	$(0.00)	$(0.01)	$(0.01)
Adjusted for increased expense	(0.00)	(0.00)	(0.00)

As restated	$(0.00)	$(0.01)	$(0.01)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Stock Based Compensation

The Company accounts for stock-based compensation under SFAS No. 123R, “Share- based Payment” and SFAS No. 148, “Accounting for Stock-Based Compensation--Transition and Disclosure--An amendment to SFAS No. 123.” These standards define a fair value based method of accounting for stock-based compensation. In accordance with SFAS Nos. 123R and 148, the cost of stock-based employee compensation is measured at the grant date based on the value of the award and is recognized over the vesting period. The value of the stock-based award is determined using the Black-Scholes option-pricing model, whereby compensation cost is the excess of the fair value of the award as determined by the pricing model at the grant date or other measurement date over the amount an employee must pay to acquire the stock. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. During the three months and nine months ended September 30, 2006 and 2005, the Company recognized no compensation expense under SFAS No. 123R as no options were issued to employees during these two periods (See Note 6).

As of April 15, 2005, the Company adopted its 2005 stock option plan to compensate its directors. As of June 30, 2006, no options have been granted to the directors.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts payable, accrued expenses, and notes payable. Pursuant to SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying values of its financial instruments in the financial statements to approximate their fair values.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer’s financial condition, generally without collateral. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Revenue Recognition

The Company has not generated any revenue from its mining operations.

Mining Costs

Costs incurred to purchase, lease, or otherwise acquire property are capitalized when incurred. General exploration costs and costs to maintain rights and leases are expensed as incurred. Management periodically reviews the recoverability of the capitalized mineral properties and mining equipment. Management takes into consideration various information including, but not limited to, historical production records taken from previous mining operations, results of exploration activities conducted to date, estimated future prices, and reports and opinions of outside consultants. When it is determined that a project or property will be abandoned or its carrying value has been impaired, a provision is made for any expected loss on the project or property.

Website Development Costs

In September 2006, the Company incurred $1,868 in the development of its website. The Company accounts for its website development costs pursuant to SOP 98-1. These costs were capitalized and are being amortized over three years. Amortization expense for the quarter ended September 30, 2006, amounted to $0. The balance of website development costs will be amortized over the next three years as follows:

September 2007	$622
September 2008	$623
September 2009	$623
$1,868

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss Per Share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options to purchase common shares would have an anti-dilutive effect. The only potential common shares as of September 30, 2006, were 160,200 options, 11,795,000 warrants, and $649,838 of debt convertible into 649,838 shares of the Company’s common stock that have been excluded from the computation of diluted net loss per share because the effect would have been anti-dilutive. If such shares were included in diluted EPS, they would have resulted in weighted-average common shares of 33,041,673 and 28,219,079 for the three months ended September 30, 2006 and 2005, respectively, and 31,082,727 and 38,160,492 for the nine months ended September 30, 2006 and 2005, respectively.

Reclassification

Certain reclassifications have been made to the 2005 balances to conform to the 2006 presentation.

NOTE 3 - Mining Claims

NT Green Property, HMD Gold Property, Goodwin Hill Gold Property, and Wilson Peak Property

On May 31, 2004, the Company entered into four agreements with a company wholly owned by Mr. Carl Pescio, a director of the Company, to lease four mining properties. The terms of the four leases are substantially identical and are as follows:

A schedule of the advanced lease payments for each of the four properties is as follows:

Due Date	Amount
June 5, 2004	$15,000
May 15, 2005	$22,500
February 5, 2006	$30,000
February 5, 2007	$37,500
February 5, 2008	$50,000
February 5, 2009	$62,500
February 5, 2010	$75,000
February 5, 2011 and each
year thereafter until
production commences	$100,000

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

Upon completion of a bankable feasibility study and payments totaling $105,000, the Company will own 100% of the property subject to a continuing production royalty of 4%. Once the $105,000 is paid, all subsequent payments will convert into advance minimum royalty payments that are credited against the 4% production royalty due. A 1% royalty is also due Pescio on production on property consisting of a 2-mile circumference surrounding the leased property.

The Company will pay additional land acquisition and filling fees on the property. The Company is committed to drill 5,000 feet on the property in each year commencing on or before September 1, 2006, and continuing until the completion of the feasibility study. Excess footage drilled in any year will be carried forward to subsequent years. The Company has the option to pay Pescio $10 per foot committed to and not drilled.

Prior to the completion of the feasibility study, the Company has the right to purchase 2% of the 4% production royalty for $1,500,000 for each percentage point. The Company also has the option to purchase 50% of the 1% royalty for $500,000.

The Company shall be responsible for all environmental liabilities and reclamation costs it creates and indemnifies Pescio against any such claims or obligations. The Company can terminate the lease at any time by giving 30 days notice provided that there are no outstanding environmental or reclamation liabilities and that all lease and production royalty payments are current.

Jack Creek Property

On October 3, 2005, the Company paid the Bureau of Land Management $30,875 as consideration on the Exploration License and Option to Lease Agreement entered into between the Company and Earl Abbott and Stanley Keith (the “owners”) to explore 247 claims (nearly 5,000 acres) known as the Jack Creek Property. Dr. Abbott is the Company’s President, and Mr. Keith is a Company Director.

The Company entered into a definitive Exploration License and Option to Lease Agreement for the above claims for a period of twenty years Under this agreement, the Company is responsible to make minimum lease payments to the owners as follows:

Due Date	Amount
Upon signing	$22,500
1st anniversary	$30,000
2nd anniversary	$37,500
3rd anniversary	$50,000
4th anniversary	$62,500
5th anniversary and each
anniversary thereafter	$100,000

If any payments due by the Company to the owners are not paid within 30 days of its due date, interest will begin to accrue on the late payment at a rate of 2% over the prime rate established by the Department of Business and Industry of the State of Nevada.

Upon completion of a bankable feasibility study and payments totaling $140,000, all subsequent payments will convert into advance minimum royalty payments that are credited against the 4% production royalty due.

The Company shall have the option to purchase one-half (1/2) of the royalty applicable to the property representing two percent (2%) of the Net Smelter Returns. The Company shall have the right to elect to purchase such part of the royalty in increments representing one percent (1%) of the Net Smelter Returns, and the purchase price for each such increment shall be $1,500,000. The Company shall have the option to purchase one-half (1/2) of the area-of-interest royalty applicable to mineral rights, mining claims, and properties which the Company acquires from third parties representing one-half percent (.5%) of the Net Smelter Returns. The purchase price for such part of the area-of-interest royalty shall be $500,000 for the one-half percent (.5%) of the area-of-interest royalty applicable to mineral rights, mining claims, and properties, which the Company acquires from any third party.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

The Company shall be responsible for all environmental liabilities and reclamation costs it creates and indemnifies the owners against any such claims or obligations. The Company can terminate the lease at any time by giving 30 days notice provided that there are no outstanding environmental or reclamation liabilities and that all lease and production royalty payments are current.

In addition, on August 7, 2006, the Company acquired an option for 53 additional claims at the Jack Creek Property. The option was acquired from Gateway Gold (USA) Corp. through two of the Company’s directors, Earl Abbott and Stanley Keith, and is subject to the Area of Interest clause in the original Jack Creek agreement between the Company and those directors that the Company announced in its October 3, 2005, news release. The Company has the option to earn a 50% undivided interest in the 53 claims through its expenditure on the claims of a total of $500,000 in various stages by March 1, 2007, 2008, and 2009. Thereafter, the Company and Gateway Gold could form a joint venture; but, if Gateway declines to participate at its 50% level, the Company could exercise its option to earn an additional 20% in the claims through its expenditure on the claims of an additional $500,000 in two equal stages on or before March 1, 2010, and 2011. Dr. Abbott is also an officer of the Company.

Additional Properties

On October 6, 2005, the Company entered into a preliminary agreement with Mr. Carl Pescio to lease 10 mineral properties (about 1,300 claims) in Nevada. Under the term of the preliminary agreement, the Company is to make advance lease payments to Mr. Pescio on each property based upon the following schedule:

Due Date	Amount
Upon signing	$35,000
1st anniversary	$55,000
2nd anniversary	$75,000
3rd anniversary	$100,000
4th anniversary	$125,000
5th anniversary	$150,000
6th anniversary and each
anniversary thereafter	$200,000

On August 23, 2006, the Company entered into an agreement to acquire the Illipah gold prospect consisting of 191 unpatented mining claims located in White Pine County, Nevada in consideration for $100,000 and 300,000 shares of its common stock. Under the terms of the purchase agreement, $50,000 was paid upon signing with $50,000 and 100,000 shares of restricted common stock payable by November 21, 2006, with the additional 200,000 shares of restricted common stock to be issued on or before August 23, 2007. In addition, the Company assumed the seller’s obligations in an underlying exploration and mining lease agreement on the claims and granted to the seller a production royalty of two percent of net smelter returns on all rents and mineral production from the property. The Company also agreed to pay $48,006.50 to the United States Department of the Interior Bureau of Land Management for mining claim maintenance fees, and be responsible for future annual maintenance and filing fees on the acquired claims and any advanced minimum royalty payments due to Mr. Pescio and Janet Pescio under an August 31, 2001, agreement between the Pescios and the seller. The Company agreed to register all of such shares for re-sale within 60 days of the closing date but not later than 150 days after August 23, 2006. The Company also agreed to use its best efforts to cause the registration of the shares to be declared effective as soon as practicable thereafter, but within 120 days after the closing date and no later than 210 days after August 23, 2006.

The Company has the option, exercisable at any time prior to commercial production on any of the Illipah claims, to reduce production royalties due Seller from two percent to one percent by paying it $1,000,000 or its equivalent in gold bullion priced as of the August 24, 2006, closing price of gold on the New York Commodity Exchange. The Company also agreed to undertake an exploration program on the Illipah property and related area of interest, and incur exploration and development expenditures of at least $750,000 within two years, of which $250,000 is to be expended during the first year of the agreement.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

Based upon the actual and preliminary terms of the above leases, the Company’s obligation as of September 30, 2006, for the payment of minimum lease payments on these 16 properties is as follows:

2006	$51,235
2007	$930,000
2008	$1,237,500
2009	$1,550,000
2010	$1,862,500
Minimum lease payments in
Subsequent years	$2,500,000

A description of the mining properties leased by the Company is as follows:

NT Green Property is located in central Lander County, Nevada about 40 miles southwest of the town of Battle Mountain. The property is within the Battle Mountain/Eureka (Cortez) Trend at the northern end of the Toiyabe Range.

HMD Gold Property is located in Eureka County, Nevada along the west side of the Cortez Range, about 30 miles southwest of the town of Carlin, and about 10 miles north of the Buckhorn deposit. Access to the property is gained by driving 41 miles west of Elko on I-80, then 20 miles south on SH-306 to the town of Crescent Valley. A well-maintained gravel road leads east-southeast past the Hot Springs Point to the vicinity of the Dean Ranch. A two-track road leads to the southeast and the property position is reached in about one-half mile.

Goodwin Hill Gold Property is located in east central Lander County, Nevada about 60 miles south of the town of Battle Mountain and about 25 miles northeast of the town of Austin. It is positioned in grass Valley between the Simpson Park Range to the east and the Toiyabe Range to the west.

Wilson Peak property is located in Elko County, Nevada about 70 miles north of the town of Elko and about 20 miles north of the town of Tuscarora. The property area is west of the Independence Gold Trend and is part of a north-south line of gold-silver occurrences in Tertiary volcanic rocks.

Jack Creek Property is located in the northern Independence Range about 50 miles north of Elko, Elko County, Nevada. It is comprised of 247 lode mining claims (nearly 5,000 acres) adjacent to Gateway Gold Corp.’s (TSX Venture:GTQ) Big Springs and Dorsey Creek Properties.

Stargo Property is located in the Monitor Range about 45 miles southwest of the town of Eureka and about 20 miles west of the Northumberland Mine and comprises of a total of 257 lode claims (about 5,140 acres) in Nye County, Nevada.

West Whistler Property is located on the west flank of Whistler Mountain, about 10 miles northwest of the town of Eureka and comprises of a total of 103 lode claims (about 2,060 acres) in Eureka County, Nevada.

Brock Property is located in the Monitor Range about 36 miles southwest of the town of Eureka and about 24 miles northeast of the Northumberland Mine and comprises a total of 222 lode claims (about 4,440 acres) in Eureka County, Nevada.

Horseshoe Basin Property is located in the Fish Creek Mountains about 30 miles south of the town of Battle Mountain and about 4 miles south of the McCoy and Cove deposits.

South Lone Mountain Property is located on the west flank of the Mountain Boy Range in Antelope Valley about 15 miles southwest of the town of Eureka and consists of a total of 140 lode claims (about 2,800 acres) in Eureka County, Nevada.

Golconda Property is located in Rock Creek Valley about 12 miles east of the town of Winnemucca and near the intersection of the Getchell Trend and the north end of the Battle Mountain-Eureka Trend and comprises of a total of 108 lode claims (about 2,160 acres) in Humboldt County, Nevada.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

North Battle Mountain Property is located in the Sheep Creek Range about 4 miles northeast of the town of Battle Mountain near the northern extension of the Battle Mountain-Eureka (Cortez) Trend and comprises a total of 73 lode claims (about 1,460 acres) in Lander County, Nevada.

Dry Hills Property is located in the Dry Hills about 20 miles southwest of the town of Carlin and comprises of a total of 96 lode claims (about 1,920 acres) in Eureka County, Nevada.

Walti Property is located in Grass Valley about 62 miles south of the town of Carlin and consists of a total of 402 lode claims (about 8,040 acres) in Eureka and Lander Counties, Nevada.

Marr Property is located between the Fish Creek Mountains and the Ravenswood Mountains about 50 miles southwest of the town of Battle Mountain. The property is along the Western Nevada Rift and consists of a total of 93 lode claims (about 1,840 acres) in Lander County, Nevada.

The Illipah gold prospect is situated in eastern Nevada at the southern extension of the Carlin Trend (T 18N, R 58E). The property consists of one hundred ninety one unpatented federal Bureau of Land Management lode mining claims, or approximately 3,820 acres.

As of September 30, 2006, the Company incurred a total of $1,565,597 in acquisition costs. The Company has recently commenced exploration of its properties and has yet to determine whether any of its properties are commercially feasible. In order for the Company to complete its analysis, additional funding is required.

NOTE 4 - NOTES PAYABLE

On July 1, 2005, the Company borrowed $100,000 from Gatinara Holdings, Inc., an unrelated third party. The loan is evidenced by an unsecured promissory note. The note accrues interest at 8% per annum and matures on December 31, 2006. Accrued interest related to this note as of September 30, 2006, amounted to $9,973.

From August 9, 2005, to October 5, 2005, the Company borrowed a total of $330,978 from Greenshoe Investment, Inc., an unrelated third party. The loans are evidenced by unsecured promissory notes. The notes accrue interest at 8% per annum and mature on December 31, 2006. Accrued interest related to these notes as of September 30, 2006, amounted to $28,408.

During the three months ended March 31, 2006, the Company borrowed a total of $649,838 from Greenshoe Investment, Inc. The loans are evidenced by unsecured promissory notes. The notes accrue interest at 8% per annum and mature on December 31, 2006. Prior to maturity, the notes may be converted at the sole discretion of the Company into shares of the Company’s common stock at a rate of $1.00 per share. Accrued interest related to these notes as of September 30, 2006, amounted to $33,837.

NOTE 5 - STOCKHOLDERS’ DEFICIT

Common Stock

On April 19, 2004, the Company authorized a 50-for-1 stock split. On August 18, 2004, the Company authorized a 6.82-for-1 stock split. On May 16, 2005, the Company authorized a 1.20-for-1 stock split. In addition, the Company increased it authorized shares to 100,000,000. The accompanying financial statements have been retroactively restated to present the effect of these three stock splits.

On April 15, 2005, the Company’s officers and directors agreed to redeem an aggregate of 27,172,800 of their shares for $7,906, or $.0002909 per share. The new management desired to decrease their percentage ownership interest of the Company, as well as the number of the Company’s outstanding shares of common stock, so they agreed to sell their shares of common stock back to the Company for the amount they initially paid for them. The shares includes 13,586,400 shares from Dr. Abbott, and 6,793,200 shares from each of Messrs. Pescio and Keith. Dr. Abbott’s shares were redeemed for $3,954, and Messrs. Pescio and Keith each received $1,976 for their shares. These amounts are the equivalent to the pre-split prices they paid for their shares when they joined the Company in March 2004. The $7,906 was paid during the three months ended September 30, 2005.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

In April 15, 2005, the holders of the notes payable converted the principal amount of the notes totaling $1,025,000 and accrued interest of $79,271 into 1,325,126 shares of the Company’s common stock.

In the fourth quarter of 2005, the Company sold 625,000 shares of common stock to an investor for total cash proceeds of $500,000. In connection with this transaction, the Company also issued to this investor a warrant to purchase 625,000 shares of common stock for $0.85 per shares. As of December 31, 2005, the Company received $499,582. The remaining $418 has been charged to equity and included in subscription receivable.

In the second quarter of 2006, the Company’s former management exercised some of their options to purchase a total of 24,800 shares of the Company’s common stock at a price of $.15 per share.

In the third quarter of 2006, the Company sold 1,145,000 units through a private Reg S offering for $343,500. Each unit consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock at $.60 per share. The warrant expires three years from date of issuance. The warrants and underlying common shares are anti-dilutive.

Options and Warrants

1)
In March 2004, the Company issued 60,000 options to former employees of the Company. The fair value for these options was estimated to be $4,540 and has been recorded as an expense in the accompanying statement of operations. The fair value was estimated using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.5%; dividend yields of 0%; volatility factors of the expected market price of the Company’s common stock of 50%; and a weighted average expected life of the option of 10 years.

As discussed above, in June 2006, former management exercised some of their options to purchase a total of 24,800 shares of the Company’s common stock for $3,720.

2)
In accordance with a consulting agreement with Access Capital Management Corp., the Company issued Access Capital 25,000 options in September 2005 to purchase shares of the Company’s common stock for $0.75 per shares. These options were valued using the Black-Scholes option pricing model using the following assumptions: term of 1,853 days, a risk-free interest rate of 3.85%, a dividend yield of 0%, and volatility of 63%. The value of these options of $12,075 was amortized over the three-month initial term of the agreement and was charged to operations in 2005.

In December 2005, the Company extended the term of the agreement and granted
Access an additional 125,000 options to purchase shares of the Company’s common stock at a price of $0.75 per shares. These options were valued using the Black-Scholes option pricing model using the following assumptions: term of 1,762 days, a risk-free interest rate of 4.45%, a dividend yield of 0%, and volatility of 71%. These options were valued at $52,150 and are being amortized over the nine month remaining term of the agreement. In 2005, $5,794 was charged to operations. During the three-months and nine-months ended September 30, 2006, compensation expense charged to operation in connection with this option grant totaled $17,382 and $46,356, respectively.

The 150,000 options granted in 2005 expire on September 28, 2010, unless Access Capital no longer provides services for the Company, whereby the options expire one year from the date of termination.

3)
As discussed above, in connection with the issuance of the 625,000 shares of the Company’s common stock, the Company granted 625,000 warrants to purchase shares of the Company’s common stock at $.85 per share.

4)
In connection with the Company’s July 2006 private offering, the Company issued 1,145,000 warrants to purchase shares of the Company’s common stock at $.60 per share. The warrants expire three years from the date of issuance.

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

The warrant holders have the right to convert the warrants granted into shares of the Company’s common stock for no further consideration based upon a formula indicated in the warrant agreement.

5)
Also in July 2006, the Company received $1,500,000 in exchange for the issuance of 5,000,000 warrants, which can be converted into 5,000,000 shares of the Company’s common stock at any time by the warrant holder for no further consideration through July 14, 2016, on which date the Company will issue the 5,000,000 shares. The warrant holder was also granted an additional 5,000,000 warrants to purchase shares of the Company’s common stock at a price of $.60 per share. These additional warrants expire three years from the date of issuance.

The warrant holders have the right to convert the additional warrants granted into shares of the Company’s common stock for no further consideration based upon a formula indicated in the warrant agreement.

The following table summarizes the options and warrants outstanding:

		Weighed
	Options/	Average
	Warrants	Exercise
	Outstanding	Price
Balance - December 31, 2004	60,000	$.1500
Granted	775,000	$.8306
Exercised	-
Forfeited	-
Balance - December 31, 2005	835,000	$.7817
Granted	11,145,000	$.4654
Exercised	(24,800)	$(.1500)
Forfeited	-
Balance - June 30, 2006	11,955,200	$.4886

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
FOR THREE MONTHS ENDED
SEPTEMBER 30, 2006 AND 2005

NOTE 6 - INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of September 30, 2006, are as follows:

Deferred tax assets:
Net operating loss	$890,000
Less valuation allowance	(890,000)
$-

At September 30, 2006, the Company had federal net operating loss (“NOL”) carryforwards of approximately $2,617,000. Federal NOLs could, if unused, begin to expire in 2017.

Utilization of the net operating loss and tax credit carryforwards is subject to significant limitations imposed by the change in control under I.R.C. 382, limiting its annual utilization to the value of the Company at the date of change in control multiplied by the federal discount rate.

NOTE 7 - RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2006 and 2005, the Company had the following transactions with related parties:

As discussed in Note 3, the Company entered into agreements with a company owned by Mr. Pescio to acquire mining claims. During the nine months ended September 30, 2006, the Company paid Mr. Pescio $1,020,000 related to these agreements.

As further discussed in Note 3, the Company entered into an agreement with Messrs. Abbott and Keith to acquire certain mining properties. During the nine months ended September 30, 2006, the Company paid Dr. Abbott $8,294 and Mr. Keith $12,971 related to this agreement.

During the nine months ended September 30, 2006 and 2005, the Company incurred consulting fees for services rendered by Mr. Abbott totaling $162,817 and $66,850, respectively. Of the $162,817 incurred in 2006, $107,714 related to mining exploration and $55,103 related to general administrative activities. Of the $66,850 incurred in 2005, $38,850 related to mining exploration and $28,000 related to general administrative activities. In addition, during the nine-months ended September 30, 2005, the Company reimbursed Dr. Abbott $9,209 for travel and other related expenses.

During the nine-months ended September 30, 2006, the Company paid Mr. George Drazenovic, its Chief Financial Officer, $35,000. Mr. Drazenovic was not affiliated with the Company until 2006.

The accompanying notes are an integral part of these financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our Articles of Incorporation include provisions that limit the liability of our directors and officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

The Nevada Revised Statutes (“NRS”), Chapter 78 provides:

NRS 78.7502 provides for the discretionary and mandatory indemnification of officers, directors, employees and agents.

NRS 78.7502 (1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS 78.7502 (2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502 (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 78.7502 (1) or 78.7502 (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 provides that authorization is required for discretionary indemnification of directors, officers, employees or agents, advancement of expenses to those parties and a limitation on indemnification and advancement of expenses.

NRS 78.751 (1) provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advancement pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) By the stockholders;
(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

NRS 78.751 (2) provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred or in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

NRS 78.751 (3) provides that the indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.
(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Nevada law.

Our bylaws provide that the expenses of our officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by us as they are incurred and in advance of the final deposition of the action, suit, or proceeding, but only after receipt by us of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.

Item 25. Other Expenses of Issuance and Distribution

The expenses relating to the registration of shares of common stock will be borne by us. These expenses, except the SEC registration fee, are estimated to be as follows*:

SEC Registration fee	$397
Accounting fees and expenses	700
Legal fees and expenses	30,000
Printing and engraving expenses	$10,000
Registrar and transfer agent’s fees	500
Miscellaneous fees and expenses	1,000
Total	$32,597

*   The selling stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of shares registered hereunder.

Item 26. Recent Sales of Unregistered Securities

In April 2005, we issued 1,325,126 shares of our common stock to a noteholder in settlement of promissory notes totaling $1,025,000 plus accrued interest at the rate of $1.00 per share. In December 2005, we sold 625,000 units in a private placement at a price of $0.80 per unit to another note holder. Each unit consisted of one share of our common stock and a warrant to purchase one share of our common stock at $0.85 per share. The warrants expire in December 2010.

Pursuant to a consulting service agreement, we have 150,000 options outstanding for a consultant to purchase shares of our common stock at $0.75 per share. Of these 150,000 options, which expire on September 28, 2010, 25,000 options were granted in September 2005 and 125,000 options were granted in December 2005.

In March 2006, we executed convertible promissory notes with an investor for several amounts: $149,857.64, for funds received January 13, 2006; $249,980.00, for funds received February 8, 2006; and $250,000.00 for funds received on February 16, 2006. These notes bear interest at 8% per annum and are convertible at our sole discretion on or before the due date, December 31, 2006, at a rate of $1.00 per share.

Exemption from the registration provisions of the Securities Act for the transactions described above is claimed under Section 4(2) of, and Regulation S under, the Securities Act, among other exemptions, on the basis that such transaction does not involve any public offering and the persons are either accredited investors or are not U.S. persons and did not acquire the securities for the account or benefit of any U.S. person. Appropriate investment representations were obtained, and the securities were issued with restrictive security legends.

We sold an aggregate of approximately 6.15 million units of our securities to a limited number of accredited investors or non-U.S. persons in a private placement. The closing occurred on July 18, 2006, subject to receipt of funds from certain of the investors. Unless otherwise stated, each unit consisted of one share of common stock and one warrant to purchase one share of common stock (“Regular Warrant”). The purchase price was $0.30 per unit, for an aggregate amount of approximately $1.84 million. The Regular Warrants have an exercise period of three years and an exercise price of $.60 per share. Included in the 6.15 million units are five million units consisting of five million special warrants (“Special Warrants”) and an equivalent number of Regular Warrants issued to one investor. Each Special Warrant converts into one share of common stock not later than 10 years from the closing without the tender of any additional consideration. The Special Warrants have no voting rights. The securities sold by the us in this private placement were exempt from registration under the Securities Act of 1933, as amended, pursuant to Regulation S or Regulation D promulgated thereunder.

In December 2005, we sold 625,000 units in a private placement at a price of $0.80 per unit to an investor, who is also a note holder. Each unit consisted of one share of our common stock and a warrant to purchase one share of our common stock at $0.85 per share. The warrants expire in December 2010. This instrument was issued in reliance on that exemption from registration under Regulation S, as a transaction not involving any public offering to a non-U.S. investor.

Item 27. Exhibits

Exhibit	Description of Exhibit
3(i).1
Articles of Incorporation filed with the Nevada Secretary of State on October 8, 2001 (Incorporated by reference from our Registration Statement on Form SB-2, filed on September 11, 2002, as amended (Registration No. 333-99443)).

3(i).2
Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on July 7, 2004. (Incorporated by reference to Exhibit 3.1.1 of our Current Report on Form 8-K filed on July 13, 2004).

3(i).3
Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on August 25, 2004. (Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on August 31, 2004).

3(ii).1	Bylaws (Incorporated by reference from our Registration Statement on Form SB-2, filed on September 11, 2002, as amended (Registration No. 333-99443)).

4.1	2005 Stock Option Plan. (Incorporated by reference to Exhibit 4.1 of our Amended Annual Report for 2005 filed on September 1, 2005).

5.1	Form of Opinion of Bryan Cave LLP regarding the legality of common stock (to be filed by amendment).

10.1
Plan of Reorganization and Acquisition, dated May 10, 2002 (Incorporated by reference from our Registration Statement on Form SB-2, filed on September 11, 2002, as amended (Registration No. 333-99443)).

10.2
Promissory note between the Company and Gattinara Holdings, Inc. (Incorporated by reference to Exhibit 10 of the Company’s Quarterly Report for the second quarter of 2005 on Form 10-QSB filed on August 23, 2005.)

10.3	Consulting Agreement with Carl Pescio. (Incorporated by reference to Exhibit 10.12 of our Amended Annual Report for 2004 filed on September 1, 2005).

10.4	Consulting Agreement with Earl Abbott. (Incorporated by reference to Exhibit 10.13 of our Amended Annual Report for 2004 filed on September 1, 2005).

10.5	Consulting Agreement with Stanley Keith. (Incorporated by reference to Exhibit 10.14 of our Amended Annual Report for 2004 filed on September 1, 2005).

10.6	Mining Lease and Option to Purchase Agreement - Goodwin Hill. (Incorporated by reference to Exhibit 10.15 of our Amended Annual Report for 2004 filed on September 1, 2005).

10.7	Mining Lease and Option to Purchase Agreement - NT Green. (Incorporated by reference to Exhibit 10.16 of our Amended Annual Report for 2004 filed on September 1, 2005).

10.8	Mining Lease and Option to Purchase Agreement - Wilson Peak. (Incorporated by reference to Exhibit 10.17 of our Amended Annual Report for 2004 filed on September 1, 2005).

10.9	Mining Lease and Option to Purchase Agreement - HMD. (Incorporated by reference to Exhibit 10.18 of our Amended Annual Report for 2004 filed on September 1, 2005).

10.10	Letter Agreement with Carl Pescio dated November 10, 2005. (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on November 14, 2005).

10.11	Promissory note issued to Green Shoe Investment, Inc. (Incorporated by reference to our Quarterly Report for the third quarter of 2005 filed on November 17, 2005).

10.12	Form of Subscription Agreement. (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on July 24, 2006).

10.13	Form of Common Stock Purchase Warrant. (Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on July 24, 2006).

10.14	Form of Registration Rights Agreement. (Incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed on July 24, 2006).

10.15	Form of Special Warrant. (Incorporated by reference to Exhibit 10.4 of our Current Report on Form 8-K filed on July 24, 2006).

10.16
Exploration License and Option to Lease Agreement, effective as of October 1, 2005, including, as Exhibit B thereto, Mining Lease and Option to Purchase Agreement, entered on or about April 1, 2006. (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on August 7, 2006).

10.17	Option and Joint Venture Agreement, made as of May 1, 2006. (Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on August 7, 2006).

10.18
Form of Letter Agreement between the registrant and Golden Cycle Gold Corporation, entered on or about August 23, 2006. (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on August 29, 2006).

17.1	Letter of resignation of Earl Abbott as Chief Financial Officer. (Incorporated by reference to our Current Report on Form 8-K filed on March 30, 2006).

21.1*	List of Subsidiaries of Tornado Gold International Corp.

23.1*	Consent of Jonathon P. Reuben

24.1*	Power of Attorney (included on signature page).

* Filed herewith.

Item 28. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any additional or changed material information with respect to the plan of distribution.

(2)   That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Reports to Security Holders. We are a reporting company with the Securities and Exchange Commission. We file, among other things, annual and quarterly reports and information statements. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Unless requested, we will not send you a copy of our annual report.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Reno, State of Nevada, on December 29, 2006.

TORNADO GOLD INTERNATIONAL CORP.

By:	/s/ Earl W. Abbott
Name: Earl W. Abbott Title: President, Chief Executive Officer, Secretary, and Director

Each person whose signature appears below constitutes and appoints Earl Abbott each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Dated: December 29, 2006

By:	/s/ Earl W. Abbott
Name:	Earl W. Abbott
Title:	President, Chief Executive Officer,
Secretary, and Director
(Principal Executive Officer)

By:	/s/ George Drazenovic
Name:	George Drazenovic
Title:	Chief Financial Officer
(Principal Financial Officer)

By:
Name:	Carl Pescio
Title:	Director

By:	/s/ Stanley Keith
Name:	Stanley Keith
Title:	Director

EXHIBIT INDEX

Exhibit	Description of Exhibit
21.1	List of Subsidiaries of Tornado Gold International Corp.

23.1	Consent of Jonathon P. Reuben

24.1	Power of Attorney (included on signature page).